SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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Allied Waste Industries, Inc.

(Name of Registrant as Specified In Its Charter)

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QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING
ELECTION OF DIRECTORS (Proposal 1)
VOTING AGREEMENTS REGARDING THE ELECTION OF DIRECTORS
THE BOARD OF DIRECTORS, COMMITTEES AND CORPORATE GOVERNANCE
COMPENSATION OF DIRECTORS
REPORT OF THE AUDIT COMMITTEE
PRINCIPAL ACCOUNTANT FEES AND SERVICES
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
MANAGEMENT DEVELOPMENT/COMPENSATION COMMITTEE REPORT
EXECUTIVE OFFICERS
EXECUTIVE COMPENSATION
PERFORMANCE GRAPH
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
RATIFICATION OF INDEPENDENT AUDITOR (Proposal 2)
SHAREHOLDER PROPOSALS Proposal 3: Proposal on Stock Option Expensing
Proposal 4: Proposal on Reporting to Shareholders on Effects of Measures to Oppose Privatization
EXPENSES OF SOLICITATIONS
MISCELLANEOUS MATTERS

ALLIED WASTE INDUSTRIES, INC.
15880 NORTH GREENWAY-HAYDEN LOOP, SUITE 100
SCOTTSDALE, ARIZONA 85260

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD MAY 21, 2004

Notice is hereby given that the annual meeting (the “Annual Meeting”) of the stockholders of Allied Waste Industries, Inc., a Delaware corporation (the “Company”), will be held at the Resort Suites of Scottsdale, 7677 E. Princess Boulevard, Scottsdale, Arizona 85255, on May 21, 2004 at 9:00 AM, MST, for the following purposes:

1.	To elect 12 directors to hold office until the 2005 Annual Meeting of Stockholders and until their respective successors are duly elected and qualified.

2.	To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent auditor for fiscal year 2004.

3.	To consider two shareholder proposals described in the accompanying Proxy Statement, if presented at the meeting.

4.	To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

A record of the stockholders has been taken as of the close of business on March 31, 2004 (the “Record Date”) and only those stockholders of record on that date will be entitled to notice of and to vote at the Annual Meeting. A list of such stockholders will be available commencing April 2, 2004, and may be inspected prior to the Annual Meeting during normal business hours at the Company’s corporate headquarters.

Your participation in the Company’s Annual Meeting is important. To ensure your representation, if you do not expect to be present at the meeting, at your earliest convenience, please vote your shares by phone at 1-800-PROXIES (instructions are on the proxy card), via the Internet at www.voteproxy.com (instructions are on the proxy card) or by signing, dating and returning the enclosed proxy in the prepaid-postage envelope which has been provided for your convenience. The prompt return of proxies will ensure a quorum and save the Company the expense of further solicitation.

By Order of the Board of Directors,

/s/ Thomas H. Van Weelden

Thomas H. Van Weelden
Chairman of the Board, Chief Executive Officer and President

April 14, 2004

ALLIED WASTE INDUSTRIES, INC.
15880 NORTH GREENWAY-HAYDEN LOOP, SUITE 100
SCOTTSDALE, ARIZONA 85260

PROXY STATEMENT

REGARDING

THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD
MAY 21, 2004

This proxy statement is being mailed to stockholders on or about April 26, 2004, in connection with the solicitation by the Board of Directors (the “Board of Directors” or the “Board”) of Allied Waste Industries, Inc., a Delaware corporation (the “Company”), of proxies to be voted at the annual meeting of stockholders (the “Annual Meeting”) to be held in Scottsdale, Arizona on May 21, 2004, and upon any adjournment, for the purposes set forth in the accompanying notice.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

Q.	Who may vote at the annual meeting?

A.	You may vote if you were a holder of record of our common stock as of the close of business on March 31, 2004. Holders of our 6 ¼% Series C Senior Mandatory Convertible Preferred Stock are not entitled to vote at the annual meeting.

Q.	What will I be voting on?

A.	The following proposals will be considered at the annual meeting:

•	Election of directors (see page 7).

•	Ratification of PricewaterhouseCoopers LLP as Allied Waste’s independent auditors for 2004 (see page 34).

•	Two shareholder proposals (see page 34 and 37).

Q.	How many votes do I have?

A.	You will have one vote for every share of Allied Waste common stock you owned on March 31, 2004.

Q.	How many votes are required to approve the proposals?

A.	A plurality of the votes cast is required for the election of directors, subject to the terms of our Shareholders’ Agreement, which is described below. Approval by a majority of the votes cast is required for ratification of PricewaterhouseCoopers LLP as Allied Waste’s independent auditors for 2004 and for approval of the two shareholder proposals. As of March 31, 2004, there were issued, outstanding and entitled to vote 317,871,740 shares of our common stock. A quorum must be present or represented at the annual meeting for any action to be taken. A quorum is at least a majority of the voting power represented by the shares of common stock, or 158,935,871 shares.

We are a party to a Shareholders’ Agreement with Apollo and Blackstone, Credit Suisse First Boston and Greenwich shareholders. The Shareholders’ Agreement gives these shareholders the right to nominate five directors to our Board of Directors, and requires them to vote in favor of those nominees. These shareholders own approximately 43.1% of the voting power entitled to vote. These shareholders and our directors and executive officers, who in the aggregate own approximately 45.3% of the voting power entitled to vote, intend to vote for approval of these five directors. The agreement is described in more detail under “Voting Agreements Regarding the Election of Directors.”

Q.	How do I vote?

A.	You can vote either in person at the annual meeting or by proxy whether or not you attend the annual meeting.

To vote by proxy, you must either:

•	fill out the enclosed proxy card, date and sign it, and return it in the enclosed return envelope,

•	vote by phone at 1-800-PROXIES (instructions are on the proxy card), or

•	vote by Internet at www.voteproxy.com (instructions are on the proxy card).

Please do this as soon as possible so that your shares can be voted at the annual meeting. If you vote by phone or Internet, there is no need to mail back your proxy card.

Q.	What if I do not vote for some of the matters listed on my proxy card?

A.	If you return a proxy card without indicating your vote, your share will be voted for the director nominees listed, for the ratification of PricewaterhouseCoopers LLP as independent auditors for 2004 and against the two shareholder proposals.

Q.	How are abstentions and broker non-votes counted?

A.	Both abstentions and broker non-votes are counted in determining that a quorum is present for the meeting and are disregarded in calculating total votes cast on the proposals.

Q.	What are broker non-votes?

A.	The New York Stock Exchange (“NYSE”) permits brokers to vote their customers’ shares on routine matters when the brokers have not received voting instructions from their customers. The election of directors and the ratification of independent accountants are examples of routine matters on which brokers may vote in this way. Brokers may not vote their customers’ shares on non-routine matters such as the shareholder proposals you are being asked to consider at the annual meeting unless they have received voting instructions from their customers. Non-voted shares on non-routine matters are broker non-votes. If your shares are held in your broker’s name, you must give your broker instructions to ensure your shares will be voted at the annual meeting.

Q.	If my shares are held in “Street Name” by my broker, will my broker vote my shares for me?

A.	Your broker will not be able to vote your shares without instructions from you. You should instruct your broker to vote your shares, following the directions provided by your broker.

Q.	Can I change my vote?

A.	Yes, you can change your vote at any time. You can do this in one of three ways. First, you can send a written notice to us stating that you would like to revoke your proxy. Second, you can complete and submit a new proxy card to us, or cast a new vote by phone or Internet. Third, you can attend the meeting and vote in person. Your attendance alone will not, however, revoke your proxy. If you have instructed a broker to vote your shares, you must follow the procedure provided by your broker to change these instructions.

Q.	Do I need to attend the annual meeting in person?

A.	No. Although you are welcome to attend, it is not necessary for you to attend the annual meeting in order to vote your shares.

Q.	Where can I find more information about Allied Waste?

A.	We file reports and other information with the Securities and Exchange Commission (the “SEC”). You may read and copy this information at the SEC’s public reference facilities. Please call the SEC at 1-800-SEC-0330 for information about these facilities. This information is also available at the Internet site maintained by the SEC at http://www.sec.gov and at our website at http://www.alliedwaste.com.

Q.	Who can help answer my questions?

A.	If you have questions about the annual meeting, the proposals after reading this proxy statement, or require assistance voting your shares, you can call D. F. King and Co., Inc., who is assisting us, toll-free at 1-800-549-6746.

ELECTION OF DIRECTORS
(Proposal 1)

At the Annual Meeting, twelve directors of the Company are to be elected, with each director to hold office until our next annual meeting and until his respective successor is elected and qualified (the “Nominees”). The Nominees have been nominated by the Board of Directors and have previously served as directors of the Company (“Directors”). Each Nominee has consented to be named in this proxy statement and has agreed to serve as a member of the Board of Directors if elected. If any Nominee should become unavailable for election, the proxy may be voted for a substitute nominee selected by the persons named in the proxy or the size of the Board of Directors may be reduced accordingly. The Board of Directors is not aware of any circumstances likely to render any Nominee unavailable.

Under the terms of a Shareholders Agreement with the Company (see “Voting Agreements Regarding the Election of Directors”), four of our stockholders are required to vote for the election of five Nominees. The Nominees for election by these stockholders are Leon D. Black, Michael S. Gross, J. Tomilson Hill, Howard A. Lipson, and Antony P. Ressler. (See “Voting Agreements Regarding the Election of Directors”).

The seven other Nominees who receive a plurality of votes cast by the holders of the Common Stock represented at the Annual Meeting will be duly elected Directors.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL 12 NOMINEES OF THE COMPANY TO THE BOARD OF DIRECTORS.

Information Regarding the Nominees

Information about each of the Nominees is set forth below:

Director Name	Position Held	Age	Since
Thomas H. Van Weelden	Chairman of the Board of Directors,	49	1992
	Chief Executive Officer and President
Robert M. Agate	Director	68	2000
Leon D. Black	Director	52	2000
James W. Crownover	Director	60	2002
Michael S. Gross	Director	42	1997
Dennis R. Hendrix	Director	64	1997
J. Tomilson Hill	Director	55	2002
Lawrence V. Jackson	Director	50	2003
Nolan Lehmann	Director	59	1990
Howard A. Lipson	Director	40	1997
Antony P. Ressler	Director	43	1997
Warren B. Rudman	Director	73	1997

Thomas H. Van Weelden joined Allied in January 1992 as its Vice President – Development, and was promoted to President and Chief Operating Officer in December 1992. Mr. Van Weelden was promoted to Chief Executive Officer in July 1997 and was appointed Chairman of the Board of Directors in December 1998. Mr. Van Weelden re-assumed the position of President in October 2001. He was first elected a Director in March 1992.

Robert M. Agate has served as a Director since May 2000. Prior to that, Mr. Agate was a Senior Executive Vice President of the Colgate-Palmolive Company (Colgate). Mr. Agate joined Colgate in 1961 as an Assistant Accountant in the United Kingdom. Over the course of his career, Mr. Agate has served as the Chief Financial Officer of Colgate operations in India, Malaysia, the United Kingdom and Australia. Later he served as Controller of the European Division and Controller of the Kendall Company (a subsidiary of Colgate). In 1984, Mr. Agate was promoted to Vice President and Corporate Controller of

Colgate and in 1987 he was promoted to Chief Financial Officer. Mr. Agate retired from Colgate in 1996. Mr. Agate has been a United Kingdom chartered accountant since 1958. Mr. Agate also serves on the Board of Directors of the Timberland Company.

Leon D. Black has served as a Director since May 2000. Mr. Black is one of the founding principals of Apollo Advisors, L.P. (Apollo), which, together with its affiliates, acts as the managing general partner of the Apollo Investment Funds, private securities investment funds that hold investments in Allied. Mr. Black is also a Director of AMC Entertainment, Inc., Sequa Industries, Inc., Sirius Satellite Radio, Inc., United Rentals, Inc., and Wyndham International, Inc. He also serves as a trustee of The Museum of Modern Art, Mount Sinai-NYU Medical Center, Lincoln Center for the Performing Arts, The Metropolitan Museum of Art, The Jewish Museum, Prep for Prep, The Asia Society and Dartmouth College. Mr. Black is the brother-in-law of Mr. Ressler who also serves as an Allied Director.

James W. Crownover has served as a Director since December 2002. Mr. Crownover completed a 30-year career with McKinsey & Company, Inc. (McKinsey) when he retired in 1998. He headed the firm’s Southwest practice for many years, and also co-headed the firm’s worldwide energy practice. In addition, he served as a member of McKinsey’s Board of Directors. He is a Director of Unocal Corporation, Great Lakes Chemical Corporation, and Weingarten Realty Investors. He is also a Board Member of Rice University, St. John’s School, Houston Grand Opera and the Houston United Way.

Michael S. Gross has served as a Director since May 1997. Mr. Gross is one of the founding principals of Apollo, which, together with its affiliates, acts as the managing general partner of the Apollo Investment Funds, private securities investment funds that holds investments in Allied. Mr. Gross is also a Director of Pacer International, Inc., SAKS Inc., SkyTerra Communications, Inc., and United Rentals, Inc. Mr. Gross is also the Chairman of the Board of Mt. Sinai Children’s Center Foundation, is a trustee of the Trinity School, and is a member of the Corporate Advisory Board for the University of Michigan Business School.

Dennis R. Hendrix has served as a Director since July 1997 and was appointed Lead Director in December 2002. From November 1990 until his retirement in April 1997, he served as Chairman of the Board of Directors of PanEnergy Corp. (PanEnergy) and as PanEnergy’s Chief Executive Officer from November 1990 until April 1995. Mr. Hendrix was President and Chief Executive Officer of Texas Eastern Corporation from 1986 to 1989. Mr. Hendrix also serves as a Director of Newfield Exploration Company and Grant Prideco Corp.

J. Tomilson Hill has served as a Director since January 2002. Mr. Hill has held the position of Senior Managing Director of The Blackstone Group L.P. (Blackstone) since 1993, and is currently Vice Chairman and Senior Managing Director of Blackstone and President and Chief Executive Officer of Blackstone Alternative Asset Management. Blackstone holds investments in Allied. He is a member of the Council of Foreign Relations, where he chairs the Investment Subcommittee of the Finance and Budget Committee, is Vice Chairman of the Board of Directors of Lincoln Center Theater, and trustee of the Nightingale-Bamford School and Milton Academy. Mr. Hill is also a member of the Board of Directors of the Smithsonian’s Hirshhorn Museum and Sculpture Garden where he serves as Vice Chairman.

Lawrence V. Jackson has served as a Director since January 2003. Mr. Jackson has been President of Dollar General Corporation since September 2003. Previously, Mr. Jackson served as Senior Vice President-Supply Operations for Safeway, Inc., from 1997 to 2003 and worked for PepsiCo, Inc. from 1981 to 1997 in various senior positions for PepsiCo Food Systems. Mr. Jackson also serves as a Director of Radio Shack Corporation and Parsons Corporation.

Nolan Lehmann has served as a Director since October 1990. From 1983 to the present, Mr. Lehmann has served as President of Equus Capital Management Corporation, a registered investment advisor, and from 1991 to the present, he has been President and a Director of Equus II Incorporated, a registered public investment company whose stock is traded on the New York Stock Exchange. Mr. Lehmann is a Director of Child Advocates of Harris County and also serves as a Director of several private corporations. Mr. Lehmann is a certified public accountant.

Howard A. Lipson has served as a Director since May 1997. Mr. Lipson currently serves as Senior Managing Director of Blackstone, which he joined in 1988. Prior to joining Blackstone, Mr. Lipson was a member of the Mergers and Acquisition Group of Salomon Brothers, Inc. Mr. Lipson is also a Director of Universal Orlando, Volume Services America, Inc. and Columbia House, and is a member of the Advisory Committee of Graham Packaging Company.

Antony P. Ressler has served as a Director since May 1997. Mr. Ressler co-founded Ares Management, L.P. (together with its affiliates “Ares”) in 1997, the general partner of the Ares Funds, including Ares Leveraged Investment Funds I-VIII private securities investment funds focused primarily on bank loans and high yield securities and the Ares Corporate Opportunities Fund (ACOF),a private equity fund focused on making control oriented equity investments in undercapitalized middle market companies. He also co-founded Apollo in 1990, general partner of the Apollo Investment Funds, private investment funds focused primarily on making control oriented equity investments. Prior to 1990, Mr. Ressler served as a Senior Vice President in the High Yield Bond Department of Drexel Burnham Lambert Incorporated, with responsibility for the New Issue/Syndicate Desk. Mr. Ressler also serves on the Board of Directors for Samsonite Corporation. Mr. Ressler is on the Board of Directors of the Alliance for Student Achievement and a member of the Board of Trustees of the Center for Early Education. Mr. Ressler is also one of the founding members of the Board of the Painted Turtle Camp, the Southern California chapter of The Hole in the Wall Gang Camps. Mr. Ressler is the brother-in-law of Mr. Black who also serves as an Allied Director.

Warren B. Rudman has served as a Director since July 1997. Mr. Rudman is Of Counsel at the law firm of Paul, Weiss, Rifkind, Wharton and Garrison LLP where he was a partner from 1993 through 2002. From 1980 until 1992, Mr. Rudman served as a United States Senator from New Hampshire. While in the Senate, Mr. Rudman was Chairman and Vice Chairman of the Ethics Committee and also served on the Appropriations Committee, the Intelligence Committee, the Governmental Affairs Committee and was Vice Chair of the Senate Iran-Contra Committee. He is also a Director of the Chubb Corporation, Collins & Aikman, Boston Scientific, several funds of the Dreyfus Corporation and is the Lead Director of Raytheon Company. Mr. Rudman has served as Chairman of the President’s Foreign Intelligence Advisory Board, is Co-Chair of the Concord Coalition, and also serves on the Board of the Council on Foreign Relations, and the Senior Advisory Committee of the Institute of Politics of the Kennedy School of Government.

VOTING AGREEMENTS REGARDING THE ELECTION OF DIRECTORS

On December 18, 2003, we completed the exchange of all of the Series A Preferred Stock outstanding for 110.5 million shares of our common stock (the “Exchange”). Apollo Advisors II, L.P. and Blackstone Capital Partners II Merchant Bank Fund L.P., including affiliated or related persons, (collectively, the Apollo/Blackstone Investors) owned 79% of the Series A Preferred Stock.

Our Shareholder Agreement with the Apollo/Blackstone Investors includes various agreements with the Apollo/Blackstone Investors relating to their original investment in us in 1997 and their additional investment in us in connection with the acquisition of BFI in 1999. These agreements, among other things, grant the Apollo/Blackstone Investors rights to representation on the Board and to register under the Securities Act of 1933 the offer and sale of the securities of Allied they hold, and also govern the voting of these company securities. Following is a summary of the Third Amended and Restated Shareholders Agreement dated December 18, 2003:

We are party to the Third Amended and Restated Shareholders Agreement, dated as of December 18, 2003 (the “Shareholders Agreement”), with the Apollo/Blackstone Investors and (ii) certain other shareholders (together with the Apollo/Blackstone Investors, the “Shareholders”). The current Shareholders Agreement amended and restated the Shareholders Agreement that was entered into with the Shareholders at the time they acquired their shares of Series A Preferred Stock, and became effective at the time of the Exchange. Under this Shareholder Agreement we have agreed, until the earlier to occur of July 31, 2009 or the date upon which the Apollo/Blackstone Investors own, collectively, less than 10% of the sum of the shares of common stock they acquired from TPG Partners, L.P., TPG Parallel, L.P. and Laidlaw Transportation, Inc. and the 87,295,000 shares of the common stock issued in connection with the Exchange (collectively, the “Apollo/Blackstone Shares”), to nominate and support the election to the Board of Directors of certain individuals (the Shareholder Designees) designated by the Apollo/Blackstone Investors. For so long as the Apollo/Blackstone Investors beneficially own: (i) 80% or more of the Apollo/Blackstone Shares, they shall be entitled to designate five Shareholder Designees; (ii) 60% or more but less than 80% of the Apollo/Blackstone Shares, they shall be entitled to designate four Shareholder Designees; (iii) 40% or more but less than 60% of the Apollo/Blackstone Shares, they shall be entitled to designate three Shareholder Designees; (iv) 20% or more but less than 40% of the Apollo/Blackstone Shares, they shall be entitled to designate two Shareholder Designees; and (v) 10% or more but less than 20% of the Apollo/Blackstone Shares, they shall be entitled to designate one Shareholder Designee; provided, that if, at any time as a result of our issuance of voting securities, the Apollo/ Blackstone Investors beneficially own 9% or less of the total voting power of voting securities then outstanding, the Apollo/Blackstone Investors shall only be entitled to designate at most three Shareholder Designees. Currently, Messrs. Black, Gross, Hill, Ressler and Lipson are the Shareholder Designees designated by the Apollo/Blackstone Investors.

In the Shareholders Agreement, we agreed to: (i) limit the number of our executive officers that serve on the Board of Directors to two; and (ii) nominate persons to the remaining positions on the Board of Directors who are recommended by the Governance Committee and are not our employees, officers or outside counsel or partners, employees, directors, officers, affiliates or associates of any Apollo/Blackstone Investors (the “Unaffiliated Directors”). Unaffiliated Directors shall be nominated only upon the approval of a majority vote of the Governance Committee, which will consist of not more than four Directors, at least two or whom shall be Shareholder Designees, or such lesser number of Shareholder Designees as then serve on the Board of Directors. If the Apollo/Blackstone Investors beneficially own less than 50% of the Apollo/Blackstone Shares, the Governance Committee shall include only one member who is a Shareholder Designee.

In the Shareholders Agreement, the Shareholders agree that, generally until the earlier to occur of July 31, 2009 or the date upon which the Apollo/Blackstone Investors own, collectively, voting securities of the Company which represent less than 10% of the total voting power of all of our voting securities on a fully diluted basis, the Shareholders will vote all voting securities beneficially owned by such persons to elect the individuals nominated to the Board of Directors in accordance with the provisions of the Shareholders

Agreement, to vote all their shares as recommended by a majority of the entire Board of Directors in connection with mergers, business combinations and other similar extraordinary transactions, and otherwise to vote as they wish.

The Shareholders continue to be subject to the same standstill and restriction on dispositions provisions that were contained in the previous Shareholders Agreement. In addition, the Shareholders Agreement prohibits the Shareholders from disposing of the 110.5 million shares of common stock they received in the Exchange until December 18, 2004. At the time of the Exchange, we entered into a registration rights agreement with the holders of the Series A Preferred Stock, which provides that the shares of common stock received in the Exchange may be included in any registration of securities requested by the holders of the Series A Preferred Stock. In addition, we have agreed that these holders may request a shelf registration of their shares at any time after December 18, 2004.

THE BOARD OF DIRECTORS, COMMITTEES AND CORPORATE GOVERNANCE

The Company’s operations are managed under the broad supervision of the Board, which has responsibility for the establishment and implementation of the Company’s general operating philosophy, objectives, goals and policies. The Board currently has four standing committees, which, pursuant to delegated authority, perform various duties on behalf of and report to the Board: (a) the Executive Committee, (b) the Audit Committee, (c) the Management Development/Compensation Committee, and (d) the Governance Committee.

During 2003, the Board held 5 regularly scheduled and 3 specially scheduled meetings and 22 committee meetings. The average attendance by the Directors at scheduled Board and committee meetings during 2003 was approximately 91%. All Directors served a full year in 2003. All of our 12 Board members attended at least 75% of the scheduled Board meetings and meetings of committees of which they were members.

The following table identifies the current membership of the Board committees and states the number of meetings held during 2003.

Management
					Development/	Governance
Director	Executive		Audit		Compensation	Committee
Thomas H. Van Weelden	✓	*
Robert M. Agate			✓	*		✓
Leon D. Black
James W. Crownover			✓			✓ *
Michael S. Gross						✓
Dennis R. Hendrix	✓		✓			✓
J. Tomilson Hill						✓
Lawrence V. Jackson					✓
Nolan Lehmann			✓		✓ *
Howard A. Lipson	✓				✓
Antony P. Ressler	✓				✓
Warren B. Rudman					✓

Number of meetings in 2003	3	**	7		7	5

*     Indicates Chairperson.

**   In addition, this committee acted by unanimous written consent on one other occasion.

The Executive Committee

The Executive Committee is authorized to exercise, to the extent permitted by law, the power of the full Board of Directors when a meeting of the full Board of Directors is not practicable or necessary, or otherwise as specifically delegated by the full Board of Directors. The Executive Committee also serves as a pricing committee with respect to all capital market and banking transactions and equity offerings. The Executive Committee operates under a formal charter that was approved by the Governance Committee and the full Board; however, is not subject to the NYSE rules.

The Audit Committee

The Audit Committee, comprised of all independent members, operates under a formal charter in accordance with the NYSE rules and all other applicable laws. The Audit Committee report begins on page 16.

Audit Committee Financial Expert

•	The Board of Directors has determined that Robert M. Agate, Chairman of the Audit Committee, qualifies as an “audit committee financial expert” under the Securities and Exchange Commission’s (“SEC”) definition. Mr. Agate is also independent as that term is defined in Item 7(d)(3)(iv) of Schedule 14A under the Exchange Act.

•	Additionally, the Board of Directors has also determined that other members of the Audit Committee satisfy the criteria adopted by the SEC for an audit committee financial expert.

•	All Audit Committee members possess the required level of financial literacy and at least one member meets the current standard of requisite financial management expertise as required by the NYSE.

Management Development/Compensation Committee

The Management Development/Compensation Committee, comprised of all independent members, operates under a formal charter in accordance with the NYSE rules and all other applicable laws. The Management Development/Compensation Committee report begins on page 20.

Governance Committee

The Governance Committee, comprised of all independent members, operates under a formal charter in accordance with the NYSE rules and all other applicable laws.

Director Nomination Procedures

The Governance Committee has implemented measures to formalize the director nomination process. The Shareholder Agreement with the Apollo/Blackstone Investors currently entitles these investors to designate five members of the Board. The Governance Committee has the responsibility for identifying, screening and recommending the remaining Board candidates. The Governance Committee assesses on a regular basis the current needs for the Board and continues to develop a list of qualified candidates that would add value to the Board’s composition. In determining whether to nominate a candidate for director, the Governance Committee will consider the candidate’s business experience and judgment, diversity, business and functional skills, integrity, financial literacy, time, other board appointments, public policy and government experience and degree of independence from management. Generally, the Governance Committee identifies candidates through the business and other organization networks of the Board members.

When assessing the independence of a current director or prospective director candidate, the Governance Committee considers the five “per se” disqualifications to director independence in accordance with NYSE rules. In addition, the Board, based upon the recommendation of the Governance Committee, has adopted categorical standards, which state that certain relationships would not be considered to be material relationships that would bar a director’s independence. These categorical standards are detailed under “Independent Directors.”

The Governance Committee, if it so chooses, does have the sole authority to retain any search firm to identify director candidates and to approve any fees and retention terms therewith.

Shareholder Director Recommendation Policy

The Governance Committee will consider director candidates recommended by shareholders. Written recommendations must include (1) the shareholder’s name, address, and relationship to the nominee, (2) the number of shares held by the shareholder, with the understanding that the number of shares held must be at least 2% or more of the outstanding shares of the Company and have been held by the shareholder for one year or more, (3) a written statement from the shareholder and a statement from the nominee, consenting to be named as a candidate and, if nominated and elected, to serve as a director, and (4) contact, biographical and business experience information regarding the nominee.

Shareholder-recommended director candidates are evaluated on the same basis as all other candidates as discussed above. The Governance Committee may, in its discretion, interview any shareholder-recommended director candidate before recommending him or her for nomination to the Board.

Shareholders wishing to recommend director candidates for consideration by the Governance Committee may do so by giving the recommended candidate’s name, biographical data and qualifications in writing to: Attention: Office of the Secretary, Allied Waste Industries, Inc., 15880 N. Greenway-Hayden Loop, Suite 100, Scottsdale, Arizona 85260. The Company must receive the written recommendation for consideration between 75 and 120 days before the anniversary date of this year’s annual meeting. A shareholder recommendation for a director candidate is not the same as a shareholder nomination for a director as provided for in our by-laws.

Independent Directors

When assessing the independence of a current director or prospective director candidate, the Governance Committee considers the five “per se” disqualifications from director independence in accordance with the NYSE rules. In addition, the Board, based upon the recommendation of the Governance Committee, has adopted categorical standards, which provide that the following are not material relationships that would bar a director’s independence:

•	If a Company director is an executive officer of another company that is indebted to the Company, or to which the Company is indebted, and the total amount of either company’s indebtedness to the other is less than 1% of the consolidated assets of the Company and of the company the director serves as an executive officer, and

•	If a Company director or a member of the director’s immediate family serves as an officer, director or trustee of a charitable organization, and the Company’s discretionary charitable contributions to the organization are less than 2% of that organization’s total annual charitable receipts.

The Board undertook a review of director independence and considered relationships between each of the directors and their immediate family members and the Company and its subsidiaries, both in the aggregate and individually. We believe that the eleven non-management members of the Company’s Board of Directors meet the standards for independence set by the NYSE and the Board and have no material relationships with the Company. These eleven directors are therefore “independent directors” under the NYSE listing standards.

Following is a list of our independent directors:

Robert M. Agate	Lawrence V. Jackson
Leon D. Black	Nolan Lehmann
James W. Crownover	Howard A. Lipson
Michael S. Gross	Antony P. Ressler
Dennis R. Hendrix	Warren B. Rudman
J. Tomlinson Hill

Robert M. Agate holds an investment of less than one quarter of one percent of the assets of Apollo Investment Fund V, L.P. We believe that this investment does not impair Mr. Agate’s independence under NYSE listing standards.

The independent Directors regularly meet in executive sessions of the Board and their respective committees, separate from management.

Lead Director

•	The Board of Directors established the position of Lead Director in 2002.

•	The Lead Director chairs all executive sessions of the Board of Directors, separate from management, and acts as a liaison between the non-management and management members of the Board of Directors with respect to matters addressed in the executive sessions.

•	The Lead Director acts as a resource to the Company’s Chairman, Chief Executive Officer and President.

•	Dennis R. Hendrix served as Lead Director throughout 2003 and currently serves as the Lead Director.

•	Interested parties may communicate directly with the Lead Director by following the procedures outlined under “Shareholder Communications with the Board of Directors.”

Corporate Governance

The Company operates within a comprehensive plan of corporate governance for the purpose of defining responsibilities, setting high standards of professional and personal conduct and assuring compliance with such responsibilities and standards. The Company continuously monitors developments in the area of corporate governance, and modifies its plan as warranted.

The current committee charters, Corporate Governance Guidelines, Code of Business Conduct and Ethics (for all employees, officers and Board members) and Code of Ethics for the Executive and Senior Financial Officers can be requested, free of charge, by writing to: Attention: Investor Relations, Allied Waste Industries, Inc., 15880 N. Greenway-Hayden Loop, Suite 100, Scottsdale, Arizona 85260. This information is also available on our website at www.alliedwaste.com.

Corporate Governance Guidelines

The Company has adopted a set of Corporate Governance Guidelines, including specifications for director qualification and responsibility.

Personal Loans to Executive Officers and Directors

The Company complies with and will operate in a manner consistent with recently-enacted legislation prohibiting extensions of credit in the form of a personal loan to or for its Directors and executive officers.

Codes of Ethics

     The Company has adopted:

•	a Code of Business Conduct and Ethics that complies with all applicable laws and outlines the general standards of business conduct which all of our employees, officers and directors are required to follow, and

•	a Code of Ethics for our executive and senior financial officers, violations of which are required to be reported to the Audit Committee. The Code of Ethics is filed as Exhibit 14 to our December 31, 2003 Form 10-K.

Shareholder Communications with the Board of Directors

Shareholders may communicate directly with any of the Company’s directors, the non-management directors as a group, or the Board as a group, by writing to: Attention: the Chair of the Governance Committee, c/o Office of the Assistant Secretary and Deputy General Counsel, Allied Waste Industries, Inc., 15880 N. Greenway-Hayden Loop, Suite 100, Scottsdale, Arizona 85260. We do not have a policy of screening any of the communications received. All communications are provided to the designated Board member.

Attendance at Annual Meetings Policy

We do not have a policy requiring our Board of Directors to attend the Annual Meeting of our Shareholders. One of our Board members attended the 2003 Annual Meeting.

COMPENSATION OF DIRECTORS

We currently pay each non-employee Director a cash fee of $40,000 annually. In 2003, we paid each non-employee Director $2,000 for each regular and special meeting of the Board of Directors attended in person; $2,000 for each Committee meeting attended in person, and $1,000 for each meeting (Board or Committee, regular or special) attended by telephone. In addition, travel expenses are reimbursed, as appropriate. Employee Directors do not receive additional compensation for service on the Board of Directors or its committees.

Under the 1994 Non-Employee Director Stock Option Plan (“Director Plan”), each Director may elect to have his cash fees converted into shares of Common Stock at the market price of the stock on the last day of the quarter for which the fees are paid. The Director Plan also entitles each non-employee Director to receive an option to purchase 25,000 shares of Common Stock on his initial election to the Board, and an option to purchase 10,000 shares on each date he is re-elected by the shareholders. Employee Directors do not receive additional compensation for their services as directors and are not eligible to participate in the Director Plan. Employee Directors are eligible to participate in our Incentive Stock Plans.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee operates under a written charter approved by the Governance Committee and the full Board of Directors. The Audit Committee assists the Board of Directors in its oversight of the Company’s financial reporting process. Management has the primary responsibility for the financial statements and the reporting process. The Company’s independent accountants are responsible for expressing an opinion on the conformity of our audited financial statements to generally accepted accounting principles.

In exercising our oversight function, we have reviewed and discussed with management and the independent accountants the quarterly operating results and the annual audited financial statements prior to their issuance. We have reviewed with management (i) its evaluation of the design and operations of internal controls, (ii) the quality of the accounting principles applied, (iii) the reasonableness of significant accounting judgments and estimates and (iv) the clarity of disclosures in the financial statements.

We have discussed with the Company’s director of internal audit and independent accountants the overall scope and plans for their respective audits. The Audit Committee meets with the director of internal audit and independent accountants, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting. In addition, the Audit Committee has discussed with the Chief Executive Officer and Chief Financial Officer of the Company the processes that they have undertaken to evaluate the accuracy and fair presentation of the Company’s financial statements and the effectiveness of the Company’s disclosure controls and procedures.

We have discussed with the independent accountants the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees). The Audit Committee has received from the independent accountants the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and discussed with them their independence from the Company and its management. We understand the need for our independent accountants to maintain objectivity and independence in its audit of our financial statements. We have considered whether the independent accountant’s provision of non-audit services to the Company is compatible with the independent accountant’s independence.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board has approved, the audited financial statements for inclusion in the Company’s Annual Report on SEC Form 10-K for the year ended December 31, 2003, filed with the SEC.

Submitted by the Audit Committee:
Robert M. Agate – Chairman
James W. Crownover
Dennis R. Hendrix
Nolan Lehmann

PRINCIPAL ACCOUNTANT FEES AND SERVICES

A summary of the services billed by PricewaterhouseCoopers LLP for the 2003 calendar year and from June 21, 2002 (the date they were engaged) through December 31, 2002 are as follows (in thousands):

	2003	2002
Audit Fees (1)	$1,874.4	$1,804.1
Audit-Related Fees (2)	$842.3	$17.8
Tax Fees (3)	$31.0	$—
All Other Fees	$—	$—

(1)	Relates to services for the annual financial statement audits included in our Form 10-K for Allied Waste Industries, Inc. and Browning-Ferris Industries, Inc., quarterly reviews for the financial statements included in our Form 10-Q, other financial statement audits that were required by SEC rules, reviews of registration statements and other SEC filings and procedures performed for comfort letters issued to underwriters in connection with capital market transactions.

(2)	Includes financial statement audits required by municipal contracts and in connection with divestiture transactions, and agreed upon procedures for municipal contracts.

(3)	Fees were incurred for research and advice on a tax matter.

The Audit Committee’s policy is to pre-approve all audit and permissible audit-related services provided by the independent auditors. The Audit Committee will consider annually for pre-approval a list of specific services and categories of services, including audit and audit-related services, for the upcoming or current fiscal year. All non-audit services are approved by the Audit Committee in advance on a case-by-case basis. Any service that is not included in the approved list of services or that does not fit within the definition of a pre-approved service is required to be presented separately to the Audit Committee for consideration at its next regular meeting or, if earlier consideration is required, by other means of communication.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information, derived from filings with the Securities and Exchange Commission and other public information, regarding the beneficial ownership of our Common Stock at March 31, 2004 by: (i) each person who is known by us to beneficially own more than 5% of the outstanding shares of Common Stock, (ii) each of our current Directors and executive officers named in the Summary of Executive Compensation Table, and (iii) all current Directors and executive officers as a group. Except as otherwise indicated below and subject to applicable community property laws, each owner has sole voting and sole investment powers with respect to the stock listed.

	Common
	Stock and
	Common Stock
Name of Person or Identity of Group(1)	Equivalents(2)			Percentage
Apollo Investment Fund III, L.P. Apollo Overseas Partners III, L.P. Apollo (U.K.) Partners III, L.P. Apollo Investment Fund IV, L.P. Apollo Overseas Partners IV, L.P. Apollo/AW LLC c/o Apollo Advisors, II, L.P.	65,739,579	(3	)(4)	20.7%
10250 Constellation Blvd, Suite 2900 Los Angeles, CA 90067 Blackstone Capital Partners II and III Merchant Banking Fund L.P. Blackstone Offshore Capital Partners II and III L.P. Blackstone Family Investment Partnership II and III L.P. c/o Blackstone Management Associates II L.L.C 345 Park Avenue, 31st Floor New York, NY 10154	47,906,868	(3	)(5)	15.1%
Capital Research and Management Company 333 South Hope Street Los Angeles, CA 90071	31,108,880	(6)		9.8%
Thomas H. Van Weelden	4,422,629	(7)		1.4%
Robert M. Agate	78,598	(8)		*
Leon D. Black	65,809,595	(9)		17.2%
James W. Crownover	47,000	(10)		*
Michael S. Gross	65,846,180	(9)		20.7%
Dennis R. Hendrix	121,539	(11)		*
J. Tomilson Hill	47,926,868	(12)		13.1%
Lawrence V. Jackson	31,397	(13)		*
Nolan Lehmann	155,633	(14)		*
Howard A. Lipson	47,991,868	(12)		15.1%
Antony P. Ressler	65,851,040	(9)		17.2%
Warren B. Rudman	105,219	(11)		*
Peter S. Hathaway	479,583	(15)		*
Steven M. Helm	428,833	(16)		*
Thomas W. Ryan	408,250	(17)		*
Donald W. Slager	492,633	(18)		*
All Directors and executive officers as a group (16 persons), (4), (5) and (7)-(18)	120,810,839			37.4%
* Does not exceed one percent.

(1)	Unless otherwise indicated, the address of each person or group listed above is 15880 North Greenway-Hayden Loop, Suite 100, Scottsdale, Arizona 85260.

(2)	Includes shares of Common Stock that may be acquired upon the exercise of options within 60 days, shares of restricted stock that are currently vested or will vest within 60 days and shares of Common Stock issuable upon conversion of our Series C Preferred Stock.

(3)	Each of these entities is a party to the Third Amended and Restated Shareholders’ Agreement. This agreement grants the Apollo/Blackstone Investors, as defined in the agreement, rights to representation on our Board of Directors and governs the voting of all shares of our Common Stock beneficially owned by each of Apollo and Blackstone, along with Credit Suisse First Boston (11 Madison Avenue, New York, NY 10010) which beneficially owns 3.8% of our common stock and Greenwich Stockholders (c/o Greenwich Street Investments II, LLC, 550 Campus Drive, Florham, NJ 07932) which beneficially owns 3.5% of our common stock. The agreement is described in more detail under “Voting Agreements Regarding the Election of Directors”. Beneficial ownership by the Greenwich Stockholders is based upon a Schedule 13D/A filed with the Securities and Exchange Commission on December 24, 2003, and beneficial ownership by Credit Suisse First Boston is based upon other public information.

(4)	This total represents shares held by Apollo Investment Fund III, LP (25,461,653 shares, representing 38%), Apollo Overseas Partners III, LP (1,672,338 shares, representing 2%), Apollo (UK) Partners III, LP (1,035,588 shares, representing 2%), Apollo Investment Fund IV, LP (31,401,337 shares, representing 48%), Apollo Overseas Partners IV, LP (1,748,663 shares, representing 3%), and Apollo/AW LLC (4,420,000 shares, representing 7%), (collectively, the Apollo Investors). Apollo Advisors II, LP, Apollo Advisors IV, LP and/or Apollo Management, LP (and together with affiliated investment managers, Apollo Advisors) which serves as general partner and/or manager for each of the Apollo Investors, each of which is affiliated with one another. Messrs. Black, Gross, and Ressler are principals of Apollo Advisors and each disclaims beneficial ownership of the indicated shares.

(5)	This total represents shares held by Blackstone Management Associates II L.L.C. (Blackstone Associates) which serves as general partner for each of Blackstone Capital Partners II Merchant Banking Fund L.P. (6,611,545 shares, representing 14%), Blackstone Offshore Capital Partners II L.P. (1,962,386 shares, representing 4%), Blackstone Family Investment Partnership II L.P. (657,937 shares, representing 1%), Blackstone Capital Partners III Merchant Banking Fund L.P. (30,668,235 shares, representing 64%), and Blackstone Offshore Capital Partners III L.P. (5,686,265 shares, representing 12%) and Blackstone Family Investment Partnership III L.P. (2,320,500 shares, representing 5%) (collectively, the Blackstone Investors). Messrs. Lipson and Hill are Managing Directors of Blackstone Associates and each disclaims beneficial ownership of the shares owned by the Blackstone Investors.

(6)	Includes 28,940,200 shares of Common Stock that Capital Research and Management Company claims sole dispositive power over in its capacity as investment advisor to various investment companies and 1,778,400 shares of common stock issuable upon the assumed conversion of Series C Mandatory Convertible Preferred Stock that is convertible into Common Stock at any time prior to April 1, 2006 at the option of the holder at a conversion rate of 4.94 shares of Common Stock per share of Series C Preferred Stock. Based on a Schedule 13G/A filed with the Securities and Exchange Commission by the Capital Research and Management Company on February 13, 2004 and other public information.

(7)	Includes 1,985,000 shares of Common Stock that may be acquired on the exercise of options, 1,600,000 unvested shares of restricted stock. Includes 460,000 shares of Common Stock subject to a prepaid variable share forward agreement (the Forward Sale Agreement), pursuant to which Mr. Van Weelden will deliver on November 21, 2005, part or all of such shares of Common Stock (or, at Mr. Van Weelden’s option, the cash equivalent of such shares) as determined by a formula set forth in the Forward Sale Agreement. Mr. Van Weelden also has entered into a pledge agreement under which he pledged 460,000 shares of Common Stock to secure his obligations under the Forward Sale Agreement. Unless there is a default under the Forward Sale Agreement, Mr. Van Weelden retains all voting rights with respect to such shares, and therefore retains beneficial ownership of such shares, until they are delivered pursuant to the Forward Sale Agreement. Excludes 50,000 unvested restricted stock units because he does not have investment or voting power for these units.

(8)	Includes 55,000 shares of Common Stock that may be acquired on the exercise of options.

(9)	This total includes (i) 65,739,579 shares beneficially owned by the Apollo Investors, and (ii) 85,000, 85,000 and 55,000 shares that may be acquired on the exercise of options by each of Messrs. Gross, Ressler and Black, respectively. Each of Messrs, Gross, Ressler and Black disclaim beneficial ownership of shares owned by Apollo.

(10)	Includes 35,000 shares of Common Stock that may be acquired on the exercise of options.

(11)	Includes 85,000 shares of Common Stock that may be acquired on the exercise of options.

(12)	Includes (i) 47,906,868 shares beneficially owned by the Blackstone Investors, and (ii) 85,000 and 20,000 shares that may be acquired on the exercise of options by Messrs. Lipson and Hill, respectively. Each of Messrs. Lipson and Hill disclaim beneficial ownership of Blackstone.

(13)	Includes 25,000 shares of Common Stock that may be acquired on the exercise of options.

(14)	Includes 90,000 shares of Common Stock that may be acquired on the exercise of options.

(15)	Includes 478,333 shares of Common Stock that may be acquired on the exercise of options. Excludes 365,000 unvested restricted stock units because he does not have investment or voting power for these units.

(16)	Includes 428,333 shares of Common Stock that may be acquired on the exercise of options. Excludes 225,33 unvested restricted stock units because he does not have investment or voting power for these units.

(17)	Includes 156,250 shares of Common Stock that may be acquired on the exercise of options, 250,000 unvested shares of restricted stock. Excludes 20,000 unvested restricted stock units because he does not have investment or voting power for these units.

(18)	Includes 491,333 shares of Common Stock that may be acquired on the exercise of options. Excludes 381,667 unvested restricted stock units because he does not have investment or voting power for these units.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our executive officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership and changes of ownership with the Securities and Exchange Commission. Executive officers, directors and greater than 10% stockholders are required to furnish us with copies of all Section 16(a) reports they file.

Based solely on a review of the forms we have received or prepared, we believe that during the year ended December 31, 2003, all filing requirements applicable to the directors, executive officers and greater than 10% stockholders were timely met.

MANAGEMENT DEVELOPMENT/COMPENSATION COMMITTEE REPORT

Under the supervision of the Management Development/Compensation Committee (the “Compensation Committee”), the Company has developed and implemented compensation policies, plans and programs designed to enhance the growth and profitability of the Company, and therefore stockholder value, by closely aligning the financial interests of the Company’s senior executives with those of its stockholders. We strive to ensure that executive compensation relates to the financial performance of the Company.

Our primary compensation responsibility is to provide appropriate incentives and to reward superior executive performance that will create long-term investor value and to encourage executives who deliver that performance to remain with the Company and to continue that level of performance. We approve all of the policies and programs under which compensation is paid or awarded to our Chief Executive Officer (“CEO”) and the four other most highly compensated executive officers (the “Named Executive Officers”) of the Company. We establish performance goals for the Named Executive Officers and other top executives as well as for the Company as a whole, and we annually review the collective and individual performance of these top executives. We utilize performance measurements in awarding compensation and in setting new performance goals for the future. We review every compensation action relating to the top executives, and we oversee and evaluate the effectiveness of the Company’s executive compensation policies and programs in hiring, motivating and retaining other key employees. We retain the services of independent compensation advisors to assist us with the review and evaluation of our compensation policies and proposed new compensation arrangements, including new executive employment agreements. We regularly meet in executive session, without any management directors or employees present.

Each element of the Company’s executive compensation policies and programs is intended to serve a purpose. We intend that the policies and programs include a combination of compensation elements that enable the Company to attract, incentivize, reward and retain executives of superior ability who are dedicated to the long-term interests of our investors. The basic elements of our executive compensation policies and programs are: base salary; annual incentives (cash bonuses); longer-term cash incentives, equity-based compensation (stock options, restricted stock, and restricted stock units); supplemental retirement payments; and other benefits.

Base salary. Base compensation for senior executive officers (who we consider to be our CEO and the other Named Executive Officers) is intended to be competitive with that paid in industries which we believe have sufficiently similar financial, operational, and risk characteristics to provide a reasonable basis for comparison and to provide a reasonable degree of financial security and flexibility to those individuals who the Board regards as adequately performing the duties associated with their positions. In furtherance of this objective, we periodically, though not necessarily annually, review the salary levels of a sampling of solid waste management companies as well as those in other industries which we believe provide a reasonable basis for comparison. Although we do not attempt to specifically tie executive base pay to that offered by any particular sampling of companies, our review provides a useful gauge in administering the Company’s base compensation policy. In general, however, we consider the credentials, length of service, experience, and consistent performance of each individual senior executive when setting compensation levels. The senior executives’ employment agreements specify annual base salaries that may be increased in the future based on the foregoing criteria. The base salaries of the CEO and the other Named Executive Officers were generally increased by 2% for 2003, and again for 2004, with greater increases for the Executive Vice President and Chief Operating Officer and the Executive Vice President and Chief Financial Officer, for 2004, to more closely reflect the new and additional responsibilities associated with promotions.

Annual Incentive Compensation (Bonuses). Annual incentive compensation in the form of cash bonuses under the Company’s Corporate Defined Bonus Plan (the “Bonus Plan”) is determined in accordance with the achievement of performance goals the material terms of which were previously approved by the Company’s stockholders. The performance goals for annual bonuses may be based upon the metrics reflecting one or more of the following business measurements: earnings, cash flow, revenues, financial return ratios, debt reduction, risk management, customer satisfaction, and total stockholder returns, any of which may be measured either in absolute terms or as compared with another company or companies or with prior periods. Our 2003 performance criteria for the Named Executive Officers had the following weightings relative to their target awards: 70% for overall Company financial performance, and 30% for individual performance. Based on the 2003 overall company financial performance, we did not award any annual incentive compensation, but awarded bonuses for the attainment of individual performance goals. For 2004, the Bonus Plan will continue to utilize overall Company financial performance goals, including “threshold,” “target,” and “stretch” goals, based on year-over-year EBITDA growth, as well as individual performance goals with the same target award weighting as for 2003.

Long-Term Incentive Plan. The Long-Term Incentive Plan (“LTIP”) is a long-term incentive plan, implemented under the terms of the 1991 Plan, based on the attainment of predetermined multi-year performance objectives. The LTIP is designed to (a) provide certain management with a long-term incentive component of compensation that relies on financial performance; (b) reward certain management with an opportunity to share in the Company’s success; (c) strengthen the link between pay and performance; and (d) balance the focus between short-term and long-term corporate objectives. Generally, each performance period is three years, with potential grants made annually. Prior to the beginning of the period, performance objectives and target awards are identified, and at the end of each performance period, actual awards are determined based on achievement of the objectives. The LTIP is similar to the Bonus Plan, but generally involves a three-year performance period instead of one year, and typically covers a smaller group of participants.

To accelerate the implementation of the LTIP, an initial two-year period from January 1, 2003 to December 31, 2004 was implemented, and the first possible award payout is early 2005. The first full performance period is January 1, 2003 through December 31, 2005. The current LTIP cycle is January 1, 2004 through December 31, 2006.

As in the case of the Bonus Plan, the performance goals which we set for the LTIP may be based upon the metrics reflecting one or more of the following business measurements: earnings, cash flow, revenues, financial return ratios, debt reduction, risk management, customer satisfaction, and total stockholder returns, any of which may be measured either in absolute terms or as compared with another company or companies or with prior periods.

In February 2004, we granted LTIP awards to 54 members of management, including the CEO and the Named Executive Officers, for the 2004-2006 performance period, to provide a continued emphasis on specified financial performance goals that we consider to be important contributors to long-term stockholder value. The awards will be payable only if the Company achieves, on an overall basis for the three-year performance period, specified goals for EBITDA compound annual growth and net average annual debt reduction, weighted 60% and 40%, respectively. These goals are consistent with those in the 2003-2004 and 2003-2005 performance cycles, and are also consistent with the performance goals which we have established, the material terms of which were previously approved by the Company’s stockholders. We also approved the amendment of the Company’s Executive Deferred Compensation Plan to permit the deferral of the payment of LTIP awards.

Incentive Stock Plans. The Incentive Stock Plans are intended to provide key employees, including the CEO and other key management personnel of the Company, with a continuing proprietary interest in the Company, in order to more fully align the interests of those personnel who share the primary responsibility for the management and growth of the Company with the interests of the Company’s other stockholders. Moreover, the Incentive Stock Plans provide a significant non-cash form of compensation, intended to benefit the Company by enabling it to continue to attract and to retain qualified personnel. We are authorized to make awards or grants under the Incentive Stock Plans to eligible employees, including officers (whether or not they are also Directors) of the Company. In determining awards or grants under the Incentive Stock Plans, we consider metrics reflecting one or more of the following business measurements: earnings, cash flow, revenues, financial return ratios, debt reduction, risk management, customer satisfaction, and total stockholder returns, any of which may be measured either in absolute terms or as compared with another company or companies or with prior periods. For 2003, we approved non-qualified option grants under the 1991 Plan to certain management who are not eligible for participation in the LTIP, of an aggregate of 2,300,250 shares, or approximately 17% of the shares authorized to be awarded under the 1991 Plan. Also, for 2003, we approved grants under the 1991 Plan to key employees who were eligible for participation in the LTIP, of an aggregate of 361,666 restricted stock units (“RSUs”), convertible into stock upon vesting, or approximately 3% of the shares authorized to be awarded under the 1991 Plan.

The 1991 Plan was amended in February 2004 to permit the granting of RSUs. An RSU is an unfunded Company promise to deliver stock at a future date rather than at the date of the award. While each RSU is outstanding, its value is equal to the value of a share of Company stock. An RSU is subject to vesting, on the same basis as stock options, and the share underlying the unit cannot be converted to stock or sold until the unit is vested. Once an RSU is vested, the unit is usually automatically converted into stock, unless the holder of the RSU elects to defer the conversion beyond the vesting date. We approved the award of RSUs in lieu of stock options to LTIP-eligible key employees, since it is anticipated that stock options will be subject to expense recognition for accounting purposes beginning in 2005. RSUs will result in less dilution because we grant fewer RSUs than the number of options they replace in view of the fact that, when granted, RSUs have more value than stock options. Also, RSUs afford additional deferral and other planning opportunities. We believe the cost of grants of RSUs is comparable to the cost of granting stock options. The February 2004 amendment is deemed not to be material, since the 1991 Plan permits the award of restricted stock, and therefore, stockholder approval of the amendment is not required.

We have previously awarded restricted stock to certain individuals pursuant to a Performance-Accelerated Restricted Stock Plan (“PARSAP”). In February 2004, we approved the amendment of the PARSAP awards, effective July 1, 2004, to provide that an individual becomes partially vested after 4 years (approximately 14.3% after 4 years, and an additional 14.3% each year thereafter until fully vested after 10 years), but may become partially or fully vested sooner if certain performance goals are met or if certain events occur. We also approved the elective conversion by participants of their PARSAP awards into RSUs, and the amendment of the Executive Deferred Compensation Plan to permit the deferral of RSUs.

Supplemental Executive Retirement Payments. In August 2003, we approved a Supplemental Executive Retirement Plan (“SERP”) which incorporates provisions for supplemental retirement payments as specified in the employment agreements of the CEO and other Named Executive Officers, and certain other key employees. Eligible executives who retire from their employment after attaining certain age and service requirements will receive payments equal to sixty percent of their base salaries over a period of ten years.

Executive Employment Agreements. To ensure the retention of qualified management personnel, the Company has entered into employment agreements with certain of its key employees. In August 2003, in the case of the Company’s Executive Vice President and Vice Chairman, and in February 2004, with respect to the CEO and other Named Executive Officers, as well as for certain other senior executives, we approved amendments to these executives’ employment agreements to more closely align the interests of these executives with those of the Company, to ensure the retention of these executives, and to reflect current trends and best practices in executive compensation. Among the new provisions included in the amended employment agreements provide, in the case of the CEO and other Named Executive Officers, are: two-year terms; continued vesting of equity compensation awards, for three years, in the event of an executive’s termination of employment for good reason or without cause, or retirement, and corresponding restrictive covenants for a three year period following such termination or retirement; payments, over a three-year period, in the aggregate amount of three times base salary and targeted annual incentive, in the event of an executive’s termination of employment for good reason or without cause, and in the amount of two times base salary and targeted annual incentive in the event of an executive’s death or disability; supplemental retirement payments, as described above; a lump sum payment in the event of a termination of employment in connection with a change in control, in the amount of three times the executive’s base salary and targeted annual incentive; and a partial gross-up for Section 280G excise tax and income tax in the event of a change in control, conditioned upon the attainment of a specified threshold stock price, to be adjusted on an annual basis.

Overall Factors We Considered in Making Specific Compensation Decisions. As in prior years, all of our determinations regarding executive compensation in 2003 were ultimately based upon our assessment of each executive officer’s leadership performance and potential to enhance productivity, growth and long-term stockholder value. We rely upon our collective, considered judgment, and not upon rigid guidelines or formulas, or short-term changes in our stock price, in determining the amount and mix of compensation elements for each executive officer.

Key factors affecting our judgments included the nature and scope of the executive officers’ responsibilities, their effectiveness in leading the Company’s initiatives to enhance long-term shareholder value, productivity and growth, and their success in creating a culture of unyielding integrity and compliance with applicable law and the Company’s ethics policies. We also considered the compensation levels and performances of a comparative group of major companies that are most likely to compete with the Company for the services of executive officers, and took steps to structure the executive officers’ compensation to ensure the Company’s leadership continuity.

Based upon all the factors we considered relevant, and in light of the Company’s strong financial and operating performance in an extraordinarily challenging global economic environment, we believe it was in the shareholders’ best long-term interest to set the overall level of the Company’s salary, bonus and other incentive compensation awards to the executive officers above the average of companies in the comparison group. We continue to believe that the quality and dedication of the Company’s executive officers is a critical factor affecting the long-term value of our company. Therefore, we continue to strive to maintain an executive compensation program that will attract, motivate and retain the highest level of executive leadership possible.

Our decisions concerning the specific 2003 compensation elements for individual executive officers, including the CEO, were made within this framework. We also considered each executive officer’s level of responsibility, performance, current salary, prior-year bonus and other compensation awards. As noted above, in all cases our specific decisions involving 2003 executive officer compensation were ultimately based upon our judgment about the individual executive officer’s leadership performance and potential future contributions — and about whether each particular payment or award would provide an appropriate incentive and reward for performance that sustains and enhances long-term stockholder value.

Basis for Chief Executive Officer Compensation. For 2003, we approved the payment by the Company to Thomas H. Van Weelden of $1,226,300 in base salary and annual incentive compensation in the amount of $367,890 under the Company’s Bonus Plan. We have approved the payment to Mr. Van Weelden of a base salary of $1,250,826 for 2004, which is 2% greater than his 2003 base salary.

We considered this level of salary appropriate for the following reasons: Mr. Van Weelden’s experience as an entrepreneur and leader who has been instrumental in the Company’s growth and development; his role in leading the Company in an extremely challenging economic environment; his commitment for the Company to be a leader in integrity, transparency and corporate governance at a time of change in business regulation and investor expectations; and his commitment to shaping an agenda to enhance long-term investor value, to achieve accelerating profitable growth, to create value by strengthening the Company’s capital structure, to take steps to maintain and increase management’s effectiveness by assembling key components of the executive management team, and to strengthen customer relationships.

The Company’s Corporate Governance Guidelines require an annual evaluation of the CEO’s performance. As part of this process, the Compensation Committee is responsible for conducting an independent assessment of the CEO’s performance that includes soliciting feedback from the Company’s directors. Every non-management director is requested to complete a written evaluation of the CEO’s performance based on a formal position description for the job of CEO, which outlines responsibilities and key business objectives in the areas of leadership, strategic planning, financial goals and systems, financial results, succession planning, human resources, communications with shareholders, and external and Board relations. We will continue to use the results of the CEO evaluation process as part of our deliberations when considering future adjustments to Mr. Van Weelden’s compensation.

We have also taken steps to link Mr. Van Weelden’s pay even more closely to the Company’s performance and to align his interest even more directly with the longer-term interests of stockholders. We have approved the grant to Mr. Van Weelden of a potential LTIP incentive payment of $800,000 under the 2004-2006 LTIP performance period. We also granted Mr. Van Weelden 50,000 RSUs, which vest over three years. We believe that RSUs can provide an extremely effective incentive for superior performance leading to long-term stockholder value.

Section 162(m). Section 162(m) of the Internal Revenue Code of 1986, as amended, provides that compensation in excess of $1,000,000 paid to the chief executive officer or to any of the other four most highly compensated executive officers of a company will not be deductible for federal income tax purposes unless such compensation is paid pursuant to one of the enumerated exceptions set forth in Section 162(m). The Company’s primary objective in designing and administering its compensation policies is to support and encourage the achievement of the Company’s strategic goals and to enhance long-term stockholder value. When consistent with this compensation philosophy, the Company also intends to attempt to structure its compensation programs such that compensation paid will be tax deductible by the Company. The Committee intends to review periodically the potential impact of Section 162(m) in structuring and administering the Company’s compensation programs.

Submitted by the Management Development/ Compensation Committee:

Nolan Lehmann (Chairman)
Lawrence V. Jackson
Howard A. Lipson
Antony P. Ressler
Warren B. Rudman

EXECUTIVE OFFICERS

Our executive officers serve at the pleasure of the Board of Directors and are subject to annual appointment by the Board of Directors at its first meeting following the annual meeting of stockholders. Following is a list of all of our executive officers, and biographical information about our officers follows the table:

Name	Age	Position Held
Thomas H. Van Weelden	49	Chairman of the Board of Directors, Chief Executive Officer and President
Thomas W. Ryan	57	Executive Vice President and Vice Chairman
Donald W. Slager	41	Executive Vice President and Chief Operating Officer
Peter S. Hathaway	48	Executive Vice President and Chief Financial Officer
Steven M. Helm	55	Senior Vice President, General Counsel and Corporate Secretary

For biographical information about Mr. Van Weelden see “Directors”.

Thomas W. Ryan was elected Executive Vice President and Vice Chairman in June 2003 and previously served the company as Chief Financial Officer from August 2000 to June 2003. Prior to joining Allied, Mr. Ryan served as Executive Vice President and CFO of Federal-Mogul Corporation, a manufacturer and distributor of vehicular and industrial components until March 2000. He was the Vice-President and CFO for Tenneco Automotive for two years beginning in 1995. From 1985 through 1995, Mr. Ryan was Vice President, Treasurer and Controller of A.O. Smith Corporation, and from 1973 through 1985, held various senior financial positions at American Motors (Jeep) Corporation.

Donald W. Slager has served as Executive Vice President and Chief Operating Officer since June 2003 and as Senior Vice President, Operations of Allied from December 2001 to June 2003. Previously, Mr. Slager served as Vice President – Operations from February 1998 to December 2001, Assistant Vice President – Operations from June 1997 to February 1998 and Regional Vice President of the West Region from June 1996 to June 1997. Mr. Slager also served as District Manager for the Chicago Metro District from 1992 to 1996. Before Allied’s acquisition of National Waste Services in 1992, he served at National Waste Services as General Manager from 1990 to 1992 and in other management positions with the company since 1985.

Peter S. Hathaway has served as Executive Vice President and Chief Financial Officer since June 2003. Previously, Mr. Hathaway served as Senior Vice President, Finance from August 2000 to June 2003, Chief Accounting Officer from February 1995 to January 2001, and as a Vice President from May 1996 to August 2000. From May 1996 through April 1997, Mr. Hathaway also served as Treasurer. From September 1991 through February 1995, he was employed by BFI as Controller and Finance Director for certain Italian operations and held responsibilities for the acquisition, reorganization and integration, controller, and financing functions. From 1979 through September 1991, Mr. Hathaway served in the audit division of Arthur Andersen LLP in Colorado, Italy and Connecticut, most recently in the position of Senior Manager.

Steven M. Helm has served as Senior Vice President, General Counsel, and Corporate Secretary since June 2003. Previously, Mr. Helm served as Vice President, Legal and Corporate Counsel from May 1996 to June 2003. Mr. Helm joined Allied in July 1995 as Corporate Counsel. Prior to joining Allied, Mr. Helm was a partner with the law firm of Dukes, Martin, Helm and Ryan Ltd. in Illinois from 1978 to July 1995.

EXECUTIVE COMPENSATION

Summary of Executive Compensation. The following table provides summary information about compensation paid to or earned during the fiscal years ended December 31, 2003, 2002 and 2001 for our Chief Executive Officer and for each of the four other most highly compensated executive officers serving at the end of the fiscal year ended December 31, 2003 (the Named Executive Officers):

					Long-Term Compensation
		Annual Compensation			Awards
					Restricted	Securities Underlying
				Other Annual	Stock	Options/	All Other
Name and Position	Year	Salary(1)	Bonus (1)(2)	Compensation(3)	Award(4)	SARs(#)	Compensation(5)
Thomas H. Van Weelden	2003	$1,226,300	$367,890	$92,310	—	—	$1,078,559
Chairman of the Board of	2002	1,202,255	196,500	246,386	—	225,000	265,612
Directors, Chief	2001	1,202,255	—	42,622	—	—	152,572
Executive Officer and President

Thomas W. Ryan	2003	571,990	172,508	32,522	—	—	117,360
Executive Vice President	2002	563,750	140,937	39,540	—	75,000	5,107
and Vice Chairman	2001	563,750	—	10,515	—	—	89,622

Donald W. Slager	2003	587,356	210,000	56,641	—	150,000	55,171
Executive Vice President	2002	461,250	115,250	31,906	—	75,000	26,091
and Chief Operating	2001	461,250	—	20,972	—	—	26,535
Officer

Peter S. Hathaway	2003	495,254	157,500	24,130	—	100,000	—
Executive Vice President	2002	425,250	57,625	21,159	—	60,000	—
and Chief Financial	2001	425,250	—	15,384	—	—	—
Officer

Steven M. Helm	2003	405,593	122,324	26,749	—	—	—
Senior Vice President,	2002	399,750	99,938	27,905	—	40,000	13,603
General Counsel	2001	399,750	—	14,164	—	—	—
and Corporate Secretary

(1)	A portion of Mr. Van Weelden’s salary and bonus as reported above has been contributed to charitable organizations in lieu of payment to Mr. Van Weelden.

(2)	The 2003 bonus has been calculated and included as 2003 bonus, however, this amount will not be paid until 2004. The 2002 bonus was calculated and paid in 2003 and is being included in the year in which it was earned.

(3)	For Mr. Van Weelden, the amounts include $61,598, $105,476 and $114,241 for costs incurred in connection with the personal use of our aircraft during 2003, 2002 and 2001, respectively. For Mr. Slager, the 2003 amount includes $35,584 for costs incurred in connection with the personal use of our aircraft. The remaining amounts for all of the executive officers include other perquisites and personal benefits such as automobile allowance, personal use of our aircraft, club dues, relocation reimbursement, and income tax and planning services that did not exceed, in the aggregate for the individual officers, the minimum reportable amount.

In addition to the compensation discussed in the table above, the Chief Executive Officer and the Named Executive Officers earned equity compensation under a long-term incentive plan. See “Long-Term Incentive Plan – Awards in Last Fiscal Year.”

(4)	Restricted stock was issued during April 2000 at a price of $5.875 for Messrs. Van Weelden, Slager, Hathaway, and Helm and during July 2000 at a price of $9.625 for Messrs. Ryan and Hathaway. The value of the restricted stock at December 31, 2003, based on a closing price of $13.88 per share of the common stock, was $22.2 million, $3.5 million, $4.7 million, $4.7 million and $2.9 million for Messrs, Van Weelden, Ryan, Slager, Hathaway, and Helm, who hold 1,600,000 shares, 250,000 shares, 340,000 shares, 340,000 shares, and 212,000 shares, respectively. Under the terms of the restricted stock agreements the individuals become partially vested after six years (20% after six years and 20% each year thereafter until fully vested after ten years). In February 2004, the Management Development/Compensation Committee approved the amendment of the restricted stock agreements, effective July 1, 2004, to provide that the individuals become partially vested after four years (one-seventh after four years and one-seventh each year thereafter until fully vested after ten years). None of the shares were vested as of December 31, 2003. In addition, the Management Development/Compensation Committee in February 2004 approved the issuance of 50,000, 41,667, 20,000, 25,000 and 13,333 restricted stock units to Messrs. Van Weelden, Slager, Ryan, Hathaway and Helm, respectively, which vest over a three year period.

(5)	For Mr. Van Weelden, the 2003 and 2002 amounts include $1,078,559 and $129,342, respectively, for the value realized from the exercise of stock options issued by us. Amounts consist of interest forgiven annually by us related to loans made in 1996 to Mr. Van Weelden of $136,270 in 2002 and $152,572 in 2001. For Mr. Ryan, the 2003, 2002 and 2001 amounts represent reimbursement of certain relocation expenses paid by us. For Mr. Slager, the 2003 amount includes $29,080 for the value realized from the exercise of stock options issued by us. Amounts for 2003, 2002 and 2001 for Mr. Slager consists of principal amounts forgiven of $26,091, $26,091 and $26,535, respectively, related to a loan made in 1996. Mr. Helm’s amount for 2002 includes interest forgiven annually by us in the amount of $13,603 related to a loan made in August 2000 that was repaid in 2003.

Option Grants in Last Fiscal Year. The following table provides information with respect to options granted to the Chief Executive Officer and to each of the Named Executive Officers during the fiscal year ended December 31, 2003 under our 1991 Incentive Stock Plan, the 1993 Incentive Stock Plan, and the 1994 Incentive Stock Plan (individually, the 1991 Plan, the 1993 Plan, and the 1994 Plan, and collectively, the “Incentive Stock Plans”):

					Potential
					Realizable Value at Assumed Annual
	Number of Securities Underlying	Percent of Total Options/SARs Granted	Exercise or		Rates of Stock Price Appreciation for Option Term (2)
	Options/SARs	to Employees	Base Price	Expiration
Name and Position	Granted (#)(1)	in Fiscal Year	(Per Share)	Date	5%	10%
Thomas H. Van Weelden	—	—%	$—	—	$—	$—
Chairman of the Board of Directors, Chief Executive Officer and President

Thomas W. Ryan	—	—%	—	—	—	—
Executive Vice President and Vice Chairman

Donald W. Slager	150,000	5%	9.03	5/22/13	962,155	2,510,047
Executive Vice President and Chief Operating Officer

Peter S. Hathaway	100,000	4%	9.03	5/22/13	641,436	1,673,364
Executive Vice President and Chief Financial Officer

Steven M. Helm	—	—%	—	—	—	—
Senior Vice President, General Counsel and Corporate Secretary

(1)	Options granted under any of the Incentive Stock Plans become immediately exercisable on the occurrence of a change in control (as defined in the Incentive Stock Plans). These options vest over a period of three years.

(2)	Potential gains are net of the exercise price, but before taxes associated with the exercise. Amounts represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. The assumed 5% and 10% stock price appreciation rates are provided in accordance with the rules of the SEC and do not represent our estimate or projection of the future price of our Common Stock. Actual gains, if any, on stock option exercises will depend upon the future market prices of our Common Stock.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year Ended Option Values. The following table provides information with respect to options exercised during the fiscal year ended December 31, 2003 by the Chief Executive Officer and each of the other Named Executive Officers:

			Number of		Value of Unexercised
			Securities Underlying		In-the-Money
			Unexercised Options/SARs		Options/SARs at
	Shares Acquired on	Value	At Fiscal Year-End (#)		Fiscal Year-End (1)
Name	Exercise (#)	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable
Thomas H. Van Weelden	166,419	$1,078,559	1,985,000	150,000	$6,862,352	$534,000
Thomas W. Ryan	—	—	156,250	93,750	647,469	364,156
Donald W. Slager	4,767	29,080	441,333	200,000	852,689	905,500
Peter S. Hathaway	—	—	445,000	140,000	974,657	627,400
Steven M. Helm	—	—	428,333	26,667	1,109,694	94,935

(1)	Calculated by multiplying the number of shares underlying outstanding in-the-money options by the difference between the closing sales price of the Common Stock on December 31, 2003 ($13.88 per share) and the exercise price, which ranges between $4.27 and $13.31 per share. Options are in-the-money if the fair market value of the underlying Common Stock exceeds the exercise price of the option.

Long-Term Incentive Plan – Awards in Last Fiscal Year. The following table provides certain information with respect to awards under our Long-Term Incentive Plan (LTIP) during the fiscal year ended December 31, 2003 to the Chief Executive Officer and other Named Executive Officers:

			Estimated Future Payouts
	Number of Shares,	Performance or Other	Under Non-Stock Price-Based Plans
	Units or Other	Period Until Maturation or	Threshold	Target	Maximum
Name	Rights (#)	Payout (1)	($) (2)	($) (3)	($) (4)
Thomas H. Van Weelden	—	January 1, 2003 to	$106,656	$533,280	$1,066,560
		December 31, 2004
	—	January 1, 2003 to	160,000	800,000	1,600,000
		December 31, 2005

Thomas W. Ryan	—	January 1, 2003 to	69,993	349,965	699,930
		December 31, 2004
	—	January 1, 2003 to	105,000	525,000	1,050,000
		December 31, 2005

Donald W. Slager	—	January 1, 2003 to	66,660	333,300	666,600
		December 31, 2004
	—	January 1, 2003 to	100,000	500,000	1,000,000
		December 31, 2005

Peter S. Hathaway	—	January 1, 2003 to	63,327	316,635	633,270
		December 31, 2004
	—	January 1, 2003 to	95,000	475,000	950,000
		December 31, 2005

Steven M. Helm	—	January 1, 2003 to	53,328	266,640	533,280
		December 31, 2004
	—	January 1, 2003 to	80,000	400,000	800,000
		December 31, 2005

(1)	The plan establishes potential future payouts based on performance cycles. The initial 2-year cycle is from January 1, 2003 to December 31, 2004, the first 3-year cycle is from January 1, 2003 to December 31, 2005 and the next 3-year cycle is from January 1, 2004 to December 31, 2006.

(2)	The threshold payout is 20% of the target award, if the specified minimum performance goals are satisfied.

(3)	The target payout is 100% of the target award, if the specified target performance goals are satisfied.

(4)	The maximum payout is 200% of the target award, if the specified stretch performance goals are satisfied.

In December 2002, the Management Development/Compensation Committee granted long-term performance incentive awards to 48 key members of management, including the Chief Executive Officer and the Named Executive Officers shown above, for the fiscal 2003-2004 and 2003-2005 performance periods. In February 2004, the Management Development/Compensation Committee granted new long-term incentive awards to 54 members of management, including the Chief Executive Officer and the Named Executive Officers shown above, for the fiscal 2004-2006 performance period. These awards are intended to provide continuing emphasis on specified performance goals that the Management Development/Compensation Committee considers to be important contributors to long-term stockholder value.

As in the case of our bonus plan, the performance goals set by the Management Development/Compensation Committee for the LTIP may be based upon the metrics reflecting one or more of the following business measurements: earnings, cash flow, revenues, financial return ratios, debt reduction, risk management, customer satisfaction, and total stockholder returns, any of which may be measured either in absolute terms or as compared with another company or companies or with prior periods. The performance goals for each of the performance cycles currently underway relate to the achievement of certain EBITDA and debt reduction goals attributable to normal operating activities. The Management Development/Compensation Committee believe that these performance goals are aligned with the long-term shareholder value creation goals of increasing operating performance and reducing balance sheet leverage.

The awards are payable only if we achieve specified levels of (1) EBITDA (earnings before interest, depreciation, taxes, and amortization) compound annual growth, and (2) annual net debt reduction, in each case during (a) the two-year performance period beginning January 1, 2003 and ending December 31, 2004, (b) the three-year performance period beginning January 1, 2003 and ending December 31, 2005, and (c) the three-year performance period beginning January 1, 2004 and ending December 31, 2006, as applicable. The EBITDA compound annual growth goal is weighted 60% and the annual net debt reduction goal is weighted 40%. The Management Development/Compensation Committee will have discretion to adjust the performance goals for one or more affected cycles if a major acquisition, divestiture, or other extraordinary event results in a significant impact on our ability to achieve such goals.

Actual results between the threshold and target or the target and maximum will be interpolated to calculate the actual payout. No award will be earned with respect to a goal if performance does not meet the threshold performance level for such goal. The EBITDA and debt reduction goals are independent, however, and a partial award can be attained even if one threshold is missed. Pro rata awards based on whole months of active participation and based on actual results will be paid at the end of the performance period if an executive’s employment terminates due to death, disability or retirement. All awards will be forfeited if the executive voluntarily terminates employment or is discharged for cause. Participants may be given the opportunity to elect to receive some or all of any payment in the form of shares of our Common Stock.

Employment Agreements. We have employment agreements with our Chief Executive Officer and each of the other Named Executive Officers. For 2003, Mr. Van Weelden’s employment agreement provided for a base salary of $1,226,300 and a primary term from January 1, 2000 to January 1, 2003, which was to be automatically extended after each year of employment such that at any given time the remaining term of the agreement was three years. Also for 2003, the employment agreements of Messrs. Ryan, Slager, Hathaway and Helm provided for base salaries ranging from $405,593 to $571,990 and primary terms which expired in 2002 (except in the case of Mr. Ryan) that were automatically extended after each year of employment such that at any given time the remaining terms of the agreements were two years. The term of Mr. Ryan’s employment agreement, which was amended effective August 1, 2003, ends December 31, 2005. Through December 31, 2003, if an employment agreement (other than Mr. Ryan’s) was terminated by an employee for Good Reason or by us without Cause (as defined in the employment agreement), we were obligated to pay an amount equal to the largest annual bonus paid to the employee for any of the last three years preceding the date of termination and to continue making base salary payments through the term of the agreement. If an employment agreement was terminated by an employee for Good Reason or by us without Cause and a Change in Control (as defined in the employment agreement) occurred within the two years preceding or occurs within one year following the date of termination, we were obligated to pay an additional amount equal to two times the sum of the employee’s base salary on the date of termination and the bonus paid to the employee for the previous year.

In the case of Mr. Ryan, if his employment agreement is terminated for Good Reason or by us without Cause (as defined in his employment agreement), we are obligated to pay an amount equal to two times the sum of Mr. Ryan’s base salary and targeted annual incentive compensation for the year in which the termination occurs. In the event Mr. Ryan’s employment is terminated for Good Reason or without Cause, within one year of a change in control (as defined), we are obligated to pay an amount equal to three times the sum of Mr. Ryan’s base salary and targeted annual incentive compensation. In the event Mr Ryan’s employment agreement is terminated as the result of his death or disability, we are obligated to pay an amount equal to two times the sum of Mr. Ryan’s base salary and targeted annual incentive compensation, and in the event of Mr. Ryan’s retirement, subject to certain threshold age and service criteria, we are obligated to pay Mr. Ryan supplemental retirement benefits (see Supplemental Executive Retirement Plan below).

In February 2004, the Management Development/Compensation Committee approved amendments to the employment agreements for Messrs. Van Weelden, Slager, Hathaway and Helm, effective January 1, 2004, to substantially conform their employment agreements to Mr. Ryan’s current employment agreement, except as follows: (a) in the event the executive’s employment agreement is terminated for Good Reason or by us without Cause, we are obligated to pay an amount equal to three times the sum of the executive’s base salary and targeted annual incentive compensation for the year in which the termination occurs; (b) in the event of a termination of the executive’s employment agreement for Good Reason or without Cause within one year of a change in control, we are obligated to pay a partial gross-up for excise taxes under Section 280G of the Internal Revenue Code, provided that the stock price equals or exceeds an established threshold ($18.00 in 2004); and (c) the terms of the employment agreements are for two years, and are automatically extended each year so that at any given time the remaining term of the agreement is two years. Effective January 1, 2004, the base salary for Mr. Van Weelden is $1,250,000, and the base salaries for Messrs. Slager, Hathaway and Helm range from $415,900 to $663,000.

Supplemental Executive Retirement Plan. Under our Supplemental Executive Retirement Plan (SERP), which was adopted by the Board of Directors effective August 1, 2003, we will pay retirement benefits to certain executives employed by us. Executives that participate in the SERP are selected by the Board of Directors. To qualify for retirement payments under the SERP, upon bona fide retirement from Allied (a) the executive must have completed at least 20 years of service with Allied (unless otherwise specified in the executive’s employment agreement), (b) the executive must be at least 55 years old, and (c) the sum of the executive’s age and years of service with Allied must equal at least 63.

Executives who meet these requirements will be entitled to maximum retirement payments for each year during the ten years following retirement in an amount equal to 60% of his or her average base salary during the three consecutive full calendar years of employment immediately preceding the date of retirement. For purposes of the SERP, years of service include all whole years of employment with Allied and with any entity acquired by us, beginning with the executive’s initial date of employment with Allied or the acquired entity. In the event of the executive’s death prior to the payment of all of the retirement payments under the SERP, the balance of the payments will be made to the executive’s surviving spouse or to any other beneficiary named by the executive.

Pursuant to his Executive Employment Agreement, which became effective August 1, 2003, Thomas W. Ryan was the only Named Executive Officer selected by the Board of Directors to participate in the SERP during 2003. In February 2004, the Board of Directors approved new employment agreements for Messrs. Van Weelden, Slager, Hathaway, and Helm, under which those Named Executive Officers were selected by the Board of Directors to participate in the SERP.

The following table shows the annual retirement benefit payable to a participating executive based on the executive’s compensation as provided under the SERP. The benefits shown below are not subject to reduction for Social Security benefits.

Annual Retirement
Final Average	Benefit After Required Years of
Compensation (1)	Service (2)
$400,000	$240,000
600,000	360,000
800,000	480,000
1,000,000	600,000
1,200,000	720,000
1,400,000	840,000

(1)	Final average compensation is the average base salary for the three consecutive full calendar years immediately preceding the date of retirement.

(2)	This column represents the maximum benefits payable under the SERP assuming retirement at age 60. The required years of service for the maximum benefit for Messrs. Van Weelden, Ryan, Slager, Hathaway and Helm are 20, 5, 20, 13, and 9, respectively. As of December 31, 2003, Messrs. Van Weelden, Ryan, Slager, Hathaway and Helm had 28, 3, 18, 12 and 8 years of service, respectively, for purposes of the SERP.

Equity Compensation Plan Information as of Fiscal Year-End

We maintain the Incentive Stock Plans and the Director Plan. The Incentive Stock Plans provide for the grant of non-qualified stock options, incentive stock options, shares of restricted stock, shares of phantom stock and stock bonuses.

The following table gives information as of the fiscal year ended December 31, 2003 about compensation plans under which our equity securities are authorized for issuances which includes the 1991 Plan, the 1993 Plan, the 1994 Plan and the Director Plan.

(c)
Number of securities
	(a)	(b)	remaining available for future
	Number of securities to be	Weighted-average	issuance under equity
	issued upon exercise of	exercise price of	compensation plans
	outstanding options, warrants	outstanding options,	(excluding securities reflected
Plan category	and rights (2)	warrants and rights	in column (a))
Equity compensation plans approved by security holders(1)	26,404,476	$10.90	13,297,714
Equity compensation plans not approved by security holders	—	—	—
Total	26,404,476	$10.90	13,297,714

(1)	Issued under the Incentive Stock Plans and the Director Plan. The 1991 Plan limits the maximum number of shares that may be granted to not more than 10.5% of the number of fully diluted shares of common stock on the date of an award. The 1991 plan also limits awards in the form of restricted stock, stock bonuses, performance awards and phantom stock to not more than 25% of the aggregate shares available to be awarded or granted under the plan and limits the maximum number of options granted to any employee under the 1991 Plan to 500,000 per year. An additional maximum number of shares of 2,000,000 common shares may be granted under the 1994 Plan.

(2)	There are 210,070 stock options outstanding under the American Disposal Services, Inc. 1996 Stock Option Plan (“American Disposal Plan”) which were assumed as part of the merger of American Disposal and us in October 1998. These stock options are held by 71 former employees and consultants of American Disposal, and are exercisable for 346,615 shares of our Common Stock (after giving effect to the exchange ratio provided in the merger). These options have a weighted average exercise price of $20.17 per share. No further awards will be made under the American Disposal Plan. Statistics regarding the assumed options are not included in the above table.

PERFORMANCE GRAPH

Performance Graph

The following performance graph compares the performance of the Common Stock to the Standard and Poor’s 500 Stock Index and to the Dow Jones Pollution Control Index. The graph covers the period from December 31, 1998 to December 31, 2003. The graph assumes that the value of the investment in the Common Stock and each index was $100 at December 31, 1998, and that all dividends were reinvested.

	December 31,	December 31,	December 31,	December 31,	December 31,	December 31,
	1998	1999	2000	2001	2002	2003
Allied Waste Industries, Inc.	$23.63	$8.81	$14.56	$14.06	$10.00	$13.88
Index	100.00	37.80	61.63	59.51	42.33	58.75

Standard and Poor’s 500 Stock Index	$1,229.23	$1,469.25	$1,320.28	$1,148.04	$879.82	$1,111.92
Index	100.00	119.53	107.41	93.40	71.57	90.46

Dow Jones Pollution Control Index	$90.87	$50.34	$70.66	$79.23	$62.19	$82.56
Index	100.00	55.40	77.76	87.19	68.44	90.86

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We enter into transactions with related parties only with the approval of a majority of the independent and disinterested members of the Board. Such transactions are entered into only on terms we believe to be comparable to or better than those that would be available from unaffiliated parties, with the exception of items that are intended to be additional compensation. All of the loans, made by us, including loans which have been repaid, were approved by the Board of Directors prior to the adoption of the Sarbanes-Oxley Act, in full compliance with our loan policies. All loan repayments were complete in accordance with our loan policies and in compliance with the Sarbanes-Oxley Act.

On July 16, 2001, we entered into a relocation loan in the amount of $3.3 million secured by real estate in Arizona pursuant to a Relocation Agreement and promissory note that was due not later than July 15, 2006 with Thomas W. Ryan, Vice Chairman and Executive Vice President. Interest on the loan accrued at the applicable federal rate. Pursuant to the 2002 Relocation Services Agreement between Allied and a third party relocation company, the relocation company appraised and purchased, on January 7, 2003, Mr. Ryan’s former residence in Michigan at fair market value as determined by two independent appraisers. We paid real estate commission, carrying charges, reimbursement for loss on the sale of real estate and other costs totaling $1.1 million of which a total of $71,530 was reported as imputed income to Mr. Ryan. In addition, we paid a tax gross-up in the amount of $45,830 to Mr. Ryan. In February 2003, Mr. Ryan used the proceeds of the sale and other funds to pay, the full outstanding balance of his loan in the amount of $3,514,641.

Donald W. Slager, our Executive Vice President and Chief Operating Officer, received a relocation loan from us in the amount of $150,000 in connection with his employment agreement dated April 8, 1996. The term of the loan is ten years, with 10% of the original principal balance forgiven by us each year and no interest accruing on the outstanding balance during Mr. Slager’s employment with us. The forgiveness of the loan and the applicable imputed interest are reported annually as a component of Mr. Slager’s compensation.

Steven M. Helm, our Senior Vice President, General Counsel and Corporate Secretary, had a loan from us pursuant to a promissory note dated August 30, 2000 that was due not later than August 30, 2005. Interest on the loan was at the applicable federal rate and was reported annually as a component of Mr. Helm’s compensation. The outstanding balance of Mr. Helm’s loan, in the amount of $215,000, was paid in full in April 2003.

James G. Van Weelden, a brother of Thomas H. Van Weelden, was employed by us in 2003 as an Area Vice President and received $545,125 in employment compensation for the year ended December 31, 2003, which is consistent with the compensation paid to other Area Vice Presidents. Mr. Van Weelden was promoted to the position of Vice President, Market Planning and Development in February 2004.

Thomas H. Van Weelden, Chairman of the Board, Chief Executive Officer, and President, together with a trust in which members of Thomas H. Van Weelden’s immediate family are beneficiaries, and James G. Van Weelden, receive annual royalty payments from us in connection with two landfills, one in Newton County, Indiana and the other in Hoopeston, Illinois, that were previously owned by Messrs. Van Weelden and sold in 1989 to Environmental Development Corp. (EDC). In July 1992, we acquired EDC and assumed the obligation to make the royalty payments to Messrs. Van Weelden and the trust. These royalty payments are determined based on various factors, including the volume of the solid waste deposited in the landfills each year, and are payable for so long as deposits continue to be made at the landfill. During 2003, we paid $337,442, $197,451, and $19,988 to Thomas H. Van Weelden, James G. Van Weelden, and Thomas H. Van Weelden’s family trust, respectively.

Roger A. Ramsey, former Chief Executive Officer and Chairman of the Board, retired from the Board in December 2002. At that time we extended the term of his outstanding stock options which Mr. Ramsey received as our employee and Director of Allied and they continue to vest and remain exercisable until December 2004. Mr. Ramsey has a loan of $2.2 million from us pursuant to a promissory note that bears interest at a rate of 6.625% per year, the due date for which was extended, in December 2002, from December 31, 2002 to December 31, 2004. We also maintain a Supplemental Retirement Plan for Mr. Ramsey, which provides for the payment of a monthly benefit (expressed in the form of a joint and 100% survivor life annuity) in the amount of $25,000 per month. Upon the request of Mr. Ramsey, and with our consent, the benefit may be paid on any other date, and in any other form (including a lump sum) which is the actuarial equivalent of the joint and survivor form. To facilitate the funding of its obligations under the Plan, we implemented a Supplemental Retirement Trust (Trust), of which a national bank is the current trustee. The Trust is to become irrevocable in the event of a Change of Control (as defined in the Trust) of the company.

RATIFICATION OF INDEPENDENT AUDITOR
(Proposal 2)

The Audit Committee has appointed PricewaterhouseCoopers LLP as the independent auditor of the Company for the 2004 fiscal year.

Our by-laws do not require that our shareholders ratify the appointment of the Company’s independent auditor. The Audit Committee will consider the outcome of this vote in its decision to appoint an independent auditor next year, however, it is not bound by the shareholders’ decision. Even if the appointment is ratified, the Audit Committee, in its sole discretion, may change the appointment at any time during the year if it determines that such a change would be in the best interests of the Company and its shareholders.

A representative of PricewaterhouseCoopers LLP will attend the Annual Meeting. The representative will have an opportunity to make a statement if he or she desires to do so, and will be available to respond to appropriate questions from shareholders.

Required Vote

The affirmative vote of a majority of the votes cast on the proposal by the holders of Common Stock is required for the approval of this proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT AUDITOR FOR FISCAL YEAR 2004.

SHAREHOLDER PROPOSALS

Proposal 3: Proposal on Stock Option Expensing

The Sheet Metal Workers’ National Pension Fund, located at Edward F. Carlough Plaza, 601 North Fairfax Street, Suite 500, Alexandria, VA 22314-2075, is the beneficial owner of approximately 6,300 shares of the Company’s common stock and submits the following proposal:

Shareholder Proposal

Resolved, that the shareholders of Allied Waste Industries (“Company”) hereby request that the Company’s Board of Directors establish a policy of expensing in the Company’s annual income statement the costs of all future stock options issued by the Company.

Statement of Support

Current accounting rules give companies the choice of reporting stock option expenses annually in the company income statement or as a footnote in the annual report (See: Financial Accounting Standards Board Statement 123). Many companies, including ours, report the cost of stock options as a footnote in the annual report, rather than include the option costs in determining operating income. We believe that expensing stock options would more accurately reflect a company’s operational earnings.

Stock options are an important component of our Company’s executive compensation program. We believe that the lack of option expensing can promote excessive use of options in a company’s compensation plans, obscure and understate the cost of executive compensation and promote the pursuit of corporate strategies designed to promote short-term stock price rather than long-term corporate value.

“The failure to expense stock option grants has introduced a significant distortion in reported earnings,” stated Federal Reserve Board Chairman Greenspan. “Reporting stock options as expenses is a sensible and positive step toward a clearer and more precise accounting of a company’s worth.” Globe and Mail, “Expensing Option is a Bandwagon Worth Joining,” Aug. 16, 2002.

Warren Buffett wrote in a New York Times Op-Ed piece on July 24, 2002:

There is a crisis of confidence today about corporate earnings reports and the credibility of chief executives. And it’s justified.

For many years, I’ve had little confidence in the earnings numbers reported by most corporations. I’m not talking about Enron and WorldCom — examples of outright crookedness. Rather, I am referring to the legal, but improper, accounting methods used by chief executives to inflate reported earnings.

Options are a huge cost for many corporations and a huge benefit to executives. No wonder, then, that that they have fought ferociously to avoid making a charge against their earnings. Without blushing, almost all C.E.O.’s have told their shareholders that option are cost-free.

When a company gives something of value to its employees in return for their services, it is clearly a compensation expense. And if expenses don’t belong in the earnings statement, where in the world do they belong?

Bear Sterns recently reported that more than 365 companies are expensing stock options or have indicated their intention to do so. 101 of these companies are S&P 500 companies, representing 39% of the index based on market capitalization. See Bear Stearns Equity Research, Sept. 4, 2003, “More Companies Voluntarily Adopt Fair Value Expensing of Employee Stock Options.”

This Fund, along with other Building Trades’ union pension funds, sponsored this expensing proposal last proxy season and received majority votes at 26 companies, including Fluor, Calpine, Georgia-Pacific, U.S. Bancorp, Thermo Electron, Veritas Software, Apple Computer and Kohl’s. We urge your support for this important reform.

Management’s Position

The Board of Directors has carefully considered the proposal submitted by the Sheet Metal Workers’ National Pension Fund. While the Board shares the proponent’s interest in providing an accurate presentation of the Company’s earnings, the Board, for several reasons, does not believe that it is in the best interest of our shareholders to record stock option expense in the Company’s income statement at this time.

First, the Company is in full compliance with current accounting rules. The rules give companies the choice of accounting for stock options using the intrinsic value method, which generally results in recording no expense for stock option awards, or the fair value method, which generally results in expense recognition. The rules further require companies that use the intrinsic value method to disclose the pro forma impact of using the fair value method in the footnotes to the financial statements.

Furthermore, the Financial Accounting Standards Board (“FASB”) issued, in December 2002, a Statement of Financial Accounting Standards entitled “Accounting for Stock-Based Compensation, Transition and Disclosure” (“SFAS No. 148”). Among other provisions, SFAS No. 148 requires the footnote disclosure of the pro forma effect of fair value accounting to be displayed more prominently and in tabular format. The Company has complied with SFAS No. 148 since December 31, 2002. As a result, our shareholders already have access to enhanced disclosure that adequately divulges the impact of stock options on financial performance.

Next, current accounting rules do not mandate a specific method for calculation of fair value, and the rules related to fair value calculation are subject to wide interpretation that could have a material impact on the calculation of compensation expense. As a result, the Board believes that incurring a charge in the income statement based on the fair value method of accounting for stock options could actually distort, rather than clarify, the picture of the Company’s earnings provided by the income statement.

Additionally, most public companies account for stock options using the intrinsic value method. If the Company were to expense options at this time, it would be difficult for our shareholders to compare the Company’s financial performance with that of most other public companies, including our primary competitors. A policy of expensing stock options might also place the Company at a competitive disadvantage vis-à-vis other public companies. Ultimately, such a policy could make the Company a less attractive investment and harm our shareholders.

In early 2003, the FASB added a project to address the issue of whether compensation paid in the form of equity instruments should be recognized in the financial statements. An exposure draft on the proposed standard was released in March 2004 and a final accounting standard is expected in the second half of 2004 with a proposed effective date of 2005. Given the current status of the FASB’s project, the Board believes at this time that the best approach is to await the final accounting standards from the FASB. It would be inefficient to change the Company’s accounting policies now and again later when the new requirements become effective.

For all these reasons, the Board believes that at this time the expensing of stock options is not in the best interest of the Company or its shareholders. The Board believes that the Company’s current stock option disclosures provide shareholders the information necessary to judge the impact of stock options on financial results. If in the future the Board believes expensing of options would be in the best interest of the Company and its shareholders, it will adopt such policy.

Required Vote

The affirmative vote of a majority of the votes cast on the proposal by the holders of Common Stock is required for the approval of this proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THE PROPOSAL TO EXPENSE THE COSTS OF ALL FUTURE STOCK OPTIONS ISSUED BY THE COMPANY IN THE COMPANY’S ANNUAL INCOME STATEMENT.

Proposal 4: Proposal on Reporting to Shareholders on Effects of Measures to
Oppose Privatization

The AFSCME Employees Pension Plan, located at 1625 L Street, N.W., Washington, D.C. 20036, is the beneficial owner of 2,214 shares of the Company’s common stock and submits the following proposal:

Shareholder Proposal

RESOLVED that shareholders of Allied Waste Industries, Inc. (“AW” or the “Company”) request that the Board of Directors report to shareholders on the effect on AW’s business strategy of measures to oppose privatization of the provision of waste collection, disposal, transfer and recycling services. For purposes of this proposal, “privatization” means the shift from provision of such service by governmental entities to provision by private companies. Measure to oppose privatization should include initiatives, including “living wage” requirements, whose purpose or effect is to prohibit privatization or make the provision of privatized services more expensive for private service providers.

Supporting Statement

Our Company provides solid waste services to commercial, industrial and residential customers. As explained in AW’s most recent filing on Form 10-K, residential services are provided pursuant to individual subscriptions with customers and contracts with municipal governments giving AW the exclusive right to service all or a portion of the homes in the municipalities at established rates.

In 2002, revenue from waste collection services made up 62.2% of AW’s overall revenue; of that amount, approximately 28% was derived from residential collection; thus, residential waste collection accounted for about 17.4% of AW’s total revenue. Sixty percent of that amount came from municipal contracts, up from half in 2002.

In recent years, there has been significant opposition to privatization. States have imposed requirements designed to ensure accurate cost comparison, require a minimum level of cost savings before services can be contracted out, require contractors to provide “prevailing” wages and benefits and assistance to displaced public employees, and limit contract terms. Some states have even prohibited outright the privatization of certain kinds of service: for example, Illinois prohibits the privatization of correctional services.

Similarly, “living wage” laws, which require employers who accept service contracts, operating grants, or tax abatements from local governments to pay more than the federal minimum wage, have proliferated. According to the community organization ACORN, 112 municipalities and counties have adopted living wage ordinances, and campaigns are underway in 72 locations. The Employment Policy Foundation states that “[t]he high monetary and potential legal costs imposed by [living wage] ordinances serve to make municipal contracting more risky and less attractive.”

We believe that opposition to privatization will likely increase. The Wall Street Journal reported on November 20, 2001, that such opposition had begun to increase as a result of the September 11th terrorist attacks, although it noted that the “beginnings of a backlash were stirring” before the attacks. The article pointed to the decision to federalize airport security workers and the postponement of planned privatizations of certain Pentagon back-office and mapping operations. In October 2002, the city of New Orleans shelved a planned privatization of its water and sewer operations, which would have provided inadequate cost savings.

We believe shareholders should be better informed regarding the risks created by measures to oppose privatization and the way AW weighs those risks when establishing business strategy. We urge shareholders to vote FOR this proposal.

Management’s Position

The Board of Directors has carefully considered the proposal submitted by the AFSCME Employees Pension Plan and does not believe the proposal is in the best interests of the Company or its shareholders.

As disclosed in Item 1 of the Company’s annual report on Form 10-K, which was filed with the SEC on March 15, 2004, one key component of the Company’s business strategy is to examine growth opportunities when government entities privatize the operation of all or part of their solid waste systems. Since the Board expects other private companies in the waste management industry to compete with the Company for these growth opportunities, we believe the Company would suffer a competitive disadvantage if forced to reveal publicly the specific details of its business strategy.

Furthermore, the Board believes the proponent is acting on behalf of its own agenda rather than in the interests of the Company or its shareholders. The proponent is the pension fund for the American Federation of State, County and Municipal Employees (“AFSCME”), a union that represents public employees, including some workers in the waste management industry. AFSCME opposes privatization of government services because privatization threatens the jobs of AFSCME members. On its website, AFSCME publishes extensive resources on its fight against privatization, including articles on privatization in the waste management industry. If the Company were forced to disclose precise details of its business strategy regarding privatization, AFSCME could then use that information to the detriment of the Company and its shareholders.

Finally, the Board does not believe the specific information requested by the proponent would be useful to shareholders or potential investors in forming an accurate impression of the overall state of the Company. The Board believes disclosure of additional minutiae about the Company’s business strategy would only harm the Company and its shareholders.

Required Vote

The affirmative vote of a majority of the votes cast on the proposal by the holders of Common Stock is required for the approval of this proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THE PROPOSAL THAT THE COMPANY DISCLOSE THE EFFECTS OF EFFORTS TO OPPOSE PRIVATIZATION ON ITS BUSINESS STRATEGY.

EXPENSES OF SOLICITATIONS

The cost of soliciting proxies will be borne by the Company. In addition to solicitations by mail, regular employees of the Company may, if necessary to assure the presence of a quorum, solicit proxies in person or by telephone without additional compensation. We pay all costs of solicitation, including certain expenses of brokers and nominees who mail proxy materials to their customers or principals. Also, D. F. King and Co., Inc. has been hired to help in the solicitation of proxies for the 2004 Annual Meeting for a fee of approximately $8,000 plus associated costs and expenses.

MISCELLANEOUS MATTERS

     The annual report to stockholders covering the fiscal year ended December 31, 2003 is included with this proxy statement. Any stockholder who wishes to submit a proposal for action to be included in the proxy statement and form of proxy relating to the 2005 Annual Meeting of stockholders is required to submit such proposals:

•	No later than December 27, 2004, if the proposal is submitted for inclusion in our proxy materials pursuant to Rule 14a-8 under the Securities and Exchange Act of 1934.

•	Between January 21, 2005 and March 7, 2005, if the proposal is submitted under the Company’s bylaws, in which case we are not required to include the proposal in our proxy materials.

The Company’s Board of Directors is not aware of any other business to be considered or acted upon at the Annual Meeting other than those described above. If other business requiring a vote of stockholders is properly presented at the Annual Meeting, proxies will be voted in accordance with the judgment on such matters of the person or persons acting as proxy. If any matter not appropriate for action at the Annual Meeting should be presented, the holders of the proxies will vote against consideration thereof or action thereon.

By Order of the Board of Directors

/s/ Thomas H. Van Weelden

Thomas H. Van Weelden
Chairman of the Board, Chief
Executive Officer and President

ANNUAL MEETING OF STOCKHOLDERS OF
ALLIED WASTE INDUSTRIES, INC.

MAY 21, 2004

PROXY VOTING INSTRUCTION

MAIL – Date, sign and mail your proxy card in the envelope provided as soon as possible.
-or-

TELEPHONE – Call toll-free 1-800-PROXIES (1-800-776-9437) from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.	COMPANY NUMBER ACCOUNT NUMBER
-or-

INTERNET – Access www.voteproxy.com and follow the on-screen instructions. Have your proxy card available when you access the web page.

—Please Detach and Mail in the Envelope Provided
if you are not voting via Telephone or the Internet—

The Board of Directors recommends a vote “For” Proposals 1 and 2 and “Against” Proposals 3 and 4. Please sign, date and return promptly in the enclosed envelope. Please mark your vote in blue or black ink as shown here. ☒

PLEASE MARK YOUR PROXY CARDS AS IN THIS EXAMPLE. ☒

1.	Election of Directors by holders of Common Stock.

NOMINEES: Thomas H. Van Weelden, Robert M. Agate, Leon D. Black, James W. Crownover, Michael S. Gross, Dennis R. Hendrix, J. Tomilson Hill, Lawrence V. Jackson, Nolan Lehmann, Howard A. Lipson, Antony P. Ressler and Warren B. Rudman

☐	FOR	☐	AGAINST	☐	WITHHELD

For, except vote withheld from the following nominees:

2.	Proposal to ratify PricewaterhouseCoopers LLP as the Company’s independent auditor for fiscal year 2004.

☐	FOR	☐	AGAINST	☐	WITHHELD

3.	Proposal to expense the costs of all future stock options issued by the Company in the Company’s annual income statement.

☐	FOR	☐	AGAINST	☐	WITHHELD

4.	Proposal that the Company disclose the effects of efforts to oppose privatization on its business strategy.

☐	FOR	☐	AGAINST	☐	WITHHELD

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY. THIS PROXY WILL BE VOTED AS DIRECTED. IN THE ABSENCE OF DIRECTION, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2, AND AGAINST PROPOSALS 3 AND 4.

STOCKHOLDERS ARE URGED TO MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY IN THE ENVELOPE PROVIDED, WHICH REQUIRES NO POSTAGE IF MAILED WITHIN THE UNITED STATES.

SIGNATURE(S)	DATE

NOTE: Please sign exactly as your name or names appears on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer; giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

ALLIED WASTE INDUSTRIES, INC.
PROXY FOR ANNUAL MEETING OF STOCKHOLDERS ON MAY 21, 2004

The undersigned hereby appoints Thomas H. Van Weelden and Steven M. Helm as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and vote, as designated on the reverse side of this proxy card, all shares of Common Stock of Allied Waste Industries, Inc. (the “Company”) held of record by the undersigned on March 31, 2004, at the Annual Meeting of Stockholders to be held on May 21, 2004, or any adjournment thereof.

(CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE)